BUSINESS TRANSFER AGREEMENT

                                by and between

                            Daka Restaurants, L.P.
                                as Transferee

                                    and

                     ServiceMaster Management Services L.P.
                                as Transferror

                            as of February 8, 1995

                         BUSINESS TRANSFER AGREEMENT

                                   INDEX


                                                             Page

SECTION 1.  TRANSFER OF ASSETS                                  1

1.1	Transfer of Assets                                          1
1.2	Excluded Assets                                             4
1.3	Assumption of Liabilities                                   5
1.4	Purchase Price and Payment                                  7
1.5	Procedure for Obtaining Clients' Consents and
    Assignment of Permits; Non-assignable Contracts             7
1.6	Uncollected Accounts Receivable                             8
1.7	Time and Place of Closing; Closing Deliveries               9
1.8	Determination and Payment of the DRLP Payoff
    Obligation                                                 10
1.9	Further Assurances                                         15
1.10	Allocation of Consideration for Federal and
     State Income Tax Purposes                                 15

SECTION 2.  REPRESENTATIONS AND WARRANTIES OF
            SERVICEMASTER                                      15
2.1	Organization and Qualifications of
    ServiceMaster                                              15
2.2	Authority of ServiceMaster                                 16
2.3	Sufficiency of Subject Assets                              16
2.4	Tangible Property                                          16
2.5	Intellectual Property                                      17
2.6	Contracts                                                  17
2.7	Financial Information                                      19
2.8	Absence of Certain Changes                                 19
2.9	Suppliers                                                  19
2.10	Litigation                                                20
2.11	Compliance with Laws                                      20
2.12	Finder's Fee                                              20
2.13	Permits                                                   20
2.14	Employee Benefit Programs                                 20
2.15	Labor Matters                                             21
2.16	Environmental Matters                                     22

SECTION 3.  COVENANTS OF SERVICEMASTER                         23

3.1	Preparation of Audited Financial Statements                23
3.2	Non-Competition and Non-Solicitation                       23
3.3	Option to Purchase Manufacturing Business                  24
3.4	Delivery of Books and Records                              24
3.5	Food Services Supplies                                     24
3.6	Instruments of Transfer                                    24

SECTION 4.  REPRESENTATIONS AND WARRANTIES OF DRLP             25

4.1	Organization of DRLP; Absence of Operating
    History                                                    25
4.2	Authority of DRLP                                          25
4.3	Litigation                                                 26
4.4	Finder's Fee                                               26

SECTION 5.  COVENANTS OF DRLP                                  26

5.1	DRLP's Non-Solicitation                                    26
5.2	Option to Purchase Manufacturing Business                  26
5.3	Security Deposit Reimbursement                             26
5.4	Services                                                   26

SECTION 6.  REPRESENTATIONS AND WARRANTIES OF DAKA
            INTERNATIONAL                                      27

6.1	Organization of DAKA International                         27
6.2	Authority of DAKA International                            27

SECTION 7.  RIGHTS AND OBLIGATIONS SUBSEQUENT TO
            CLOSING                                            28

7.1	Survival of Warranties                                     28
7.2	Employment Matters                                         28
7.3	Employee Benefit Matters                                   29
7.4	Accounting, Payroll and Data Processing Services           31
7.5	Design Business                                            32

SECTION 8.  INDEMNIFICATION                                    32

8.1	Indemnification by ServiceMaster                           32
8.2	Limitations on Indemnification by ServiceMaster            33
8.3	Indemnification by DRLP                                    34
8.4	Limitations on Indemnification by DRLP                     35
8.5	Notice; Defense of Claims                                  35

SECTION 9.  DEFINITIONS                                        36

SECTION 10.  MISCELLANEOUS                                     44

10.1	Bulk Sales Law                                            44
10.2	Fees and Expenses                                         44
10.3	DAKA International Guaranty                               44
10.4	Governing Law                                             47
10.5	Notices                                                   48
10.6	Entire Agreement                                          48
10.7	Assignability; Binding Effect                             49

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10.8	Captions and Gender                                       49
10.9	Execution in Counterparts                                 49
10.10	Amendments                                               49
10.11	Arbitration                                              49
10.12	Specific Performance                                     49
10.13	Compensation for Late Payment or Performance             50
10.14	Severability                                             50
10.15	No Third-Party Beneficiaries                             51

Exhibit A	Form of Client's Consent

                          INDEX TO SCHEDULES

                 (Schedule numbers correspond to the Section
             of the Agreement in which the schedule is described)

Schedule 1.1(a)	"Tangible Personal Property"

Schedule 1.1(c)	"Branded Concepts and Products" and
                 "Signature Concepts and Other Trademarks and Tradenames"

Schedule 1.1(d)	"Dining Contracts"

Schedule 1.1(f)	"Leases"

Schedule 1.2(a)	"Retained Notes Receivable"

Schedule 1.2(b)	"Retained Dining Contracts"

Schedule 1.2(h)	"Other Excluded Assets"

Schedule 2.1		  "States in which ServiceMaster is
                 Qualified to do Business"

Schedule 2.6(a)	"Dining Contracts Out to Bid, Notices
                 of Re-Bid and Terminations  within 90 Days"

Schedule 2.6(b)	"Other Contracts (other than Dining
                 Contracts)"

Schedule 2.6(c)	"Business Restrictions"

Schedule 2.7(a)	"Disclosures with respect to
                 Financial Statements"

Schedule 2.7(b) "Profit and Loss Statements for the Design Business"

Schedule 2.8		  "Certain Changes in the Business"

Schedule 2.9	  	"Principal Suppliers"

Schedule 2.10  	"Litigation"

Schedule 2.14	  "Employee Programs and ERISA Matters"

Schedule 2.15(a)(i)	"List of Employees"

Schedule 2.15(a)(ii)	"Collective Bargaining
                      Agreements"

Schedule 2.15(b)	"Disclosure with respect to certain
                  labor matters, disturbances and   policies"

Schedule 4.4		   "Finder's Fee"

                     BUSINESS TRANSFER AGREEMENT



BUSINESS TRANSFER AGREEMENT (the "Agreement") entered into February 8, 1995 by and between Daka Restaurants, L.P., a Delaware limited partnership ("DRLP"), and ServiceMaster
Management Services L.P., a Delaware limited partnership
("ServiceMaster").



                       W I T N E S S E T H

WHEREAS, subject to the terms and conditions hereof, ServiceMaster desires to transfer those tangible and intangible assets used or held by ServiceMaster for use primarily in the business of (i) maintaining dining operations at and providing dining services to colleges, universities, schools, academies, correctional facilities and other businesses listed on Schedule 1.1(d) hereto (the "Dining Services Business"); (ii) providing construction management services in the food service industry (the "Design Business") and (iii) manufacturing, fabricating, selling and installing fixtures and equipment used in the food service industry (except as engaged in by ServiceMaster exclusively in connection with its healthcare services business) (the "Manufacturing Business"). The businesses described in clauses (i) and (ii) of the preceding sentence are referred to collectively, as the "Business."

WHEREAS, subject to the terms and conditions hereof, DRLP desires to acquire and accept said properties and assets of ServiceMaster in exchange for certain consideration specified herein;

NOW, THEREFORE, in order to consummate said transfer and conveyance and in consideration of the mutual agreements set forth herein, the parties hereto agree as follows:


SECTION 1.  TRANSFER OF ASSETS.

1.1	Transfer of Assets.  Subject to the
provisions of this Agreement, ServiceMaster hereby conveys, transfers and assigns to DRLP and DRLP hereby accepts and acquires, all of ServiceMaster's right, title and interest, legal and equitable, in and to all tangible and intangible assets of ServiceMaster used or held by ServiceMaster for use in the Dining Services Business and located on-site at any facility at which ServiceMaster provides dining or other food services (each a "Dining Location"); located off-site of any Dining Location but used exclusively in connection with the Dining Services Business or used exclusively in the Design Business, wherever located (collectively, the "Subject Assets"), including without limitation, ServiceMaster's right, title and interest in the following:

(a)	Tangible Personal Property.  All equipment,
furniture, fixtures, smallwares, uniforms and other tangible personal property, whether owned or leased, including without limitation the items listed on Schedule 1.1(a) (collectively, the "Tangible Personal Property").

(b)	Inventory.

(i)	All inventories, supplies and materials of
any kind used in the Dining Services Business, including food, paper supplies, packaging materials and the like ("Dining Inventory") but excluding all Proprietary Inventory (as defined below) and Customer-Owned Inventory (as defined below). "Proprietary Inventory" means items such as glassware, paper goods, packaging, utensils and similar items which bear the words "ServiceMaster" or "We serve" and associated logos. "Customer-Owned Inventory" means any inventory that is owned by the college, university, school, academy, correctional institution or business to which food services are provided, or any other person except ServiceMaster.

(ii)	All inventories, supplies and materials of
any kind used or held exclusively for use in the Design Business
(the "Design Inventory" and collectively with the Dining
Inventory (the "Inventory")).

(c)		Subject to the limitations set forth in
Section 1.5 of this Agreement, ServiceMaster hereby conveys, transfers and assigns to DRLP all ServiceMaster's right, title and interest in and to the branded concepts and products owned by others and licensed to ServiceMaster and used exclusively in the conduct of the Dining Services Business and listed under the heading "Branded Concepts and Products" on Schedule 1.1(c). At the Closing, ServiceMaster and DRLP shall enter into a conditional sublicense granting DRLP a right to use in the Dining Services Business the recipe management and access control software owned by The CBORD Group, Inc. and licensed to ServiceMaster. Such sublicense shall be contingent upon receipt by DRLP of the written consent of The CBORD Group, Inc. and shall be for a limited term ending June 30, 1995. At the Closing,
ServiceMaster and DRLP shall enter into a license granting DRLP a right to use in the Dining Services Business certain accounting software owned by ServiceMaster and known as the ServiceMaster Financial
Management System ("FMS Software"). Such license shall be for a limited term ending June 30, 1995. At the Closing,
ServiceMaster and DRLP shall enter into a license granting DRLP a right to use in the Dining Services Business the signature concepts and other trademarks and trade names owned by ServiceMaster listed under the heading "Signature Concepts and other Trademarks and Trade Names" on Schedule 1.1(c).
All of the rights in the foregoing Intellectual Property which are to be transferred to DRLP are referred to herein as the "Transferred Intellectual Property".

(d)	Dining Contracts.  All contracts, commitments
or agreements to which ServiceMaster is a party or by which ServiceMaster is bound, with respect to the maintenance of dining operations at or the provision of dining or other food services to colleges, universities, schools, academies, correctional facilities and businesses listed under the caption "Current Dining Contracts" on Schedule 1.1(d) hereto (such contracts, commitments or agreements, collectively, the "Current Dining Contracts"); any and all other food service contracts with colleges, universities, schools, academies, correctional facilities or businesses, which have been awarded but not yet executed and delivered, oral contracts subject to documentation, renewals of expired contracts and the like listed under the caption "New Dining Contracts" on Schedule 1.1(d) hereto ("New Dining Contracts"); and any and all of ServiceMaster's rights relating to other food service contracts with colleges, universities, schools, academies, correctional institutions or other businesses with respect to which ServiceMaster has made a bid or proposal for such contract which bid or proposal has not been awarded or rejected, listed under the caption "Open Bids" on Schedule 1.1(d) hereto (such bids and proposals, the "Open Bids"). The Current Dining Contracts, the New Dining Contracts and the Open Bids are referred to herein, collectively, as the "Dining Contracts."

With respect to each Current and New Dining Contract listed in Schedule 1.1(d), such Schedule sets forth the following information: (w) actual Managed Volume for the twelve
(12) month period ended in December, 1994 and the budgeted Managed Volume for the twelve month period ending in December, 1995; (x) actual Contribution for the twelve (12) month period ended in December, 1994 and the budgeted Contribution for the twelve month period ending in December, 1995; and (y) an estimate of the total Required Investment and those portions of such amount which are funded and unfunded as of the Closing Date, provided that not later than February 21, 1995, ServiceMaster shall deliver a revised estimate of Required Investments.

(e)	Accounts Receivable.  All accounts receivable
of the Business relating to Dining Contracts (the "Accounts Receivable"), including, without limitation all other obligations with respect to sales of goods or services but excluding (i) receivables relating to goods or services sold in connection with which the purchaser paid by use of a credit card and (ii) intercompany receivables.

(f)	Leases.  All operating leases of Tangible
Personal Property, including without limitation the leases listed on Schedule 1.1(f) (the "Leases").

(g)	Other Contracts.  All other contracts,
commitments or agreements including, without limitation, service, maintenance, cleaning, linen supply and similar contracts relating primarily to the Business to which ServiceMaster or any of its affiliates is a party or by which ServiceMaster or any of its affiliates is bound, or by which the Subject Assets are bound, and which are not excluded by the preceding provisions, including without limitation those listed on Schedule 2.6(b) but excluding any collective bargaining agreements other than the collective bargaining agreement for Cleveland State University (the "Other Contracts"); and any written or oral renewals, extensions, amendments or modifications of the foregoing.

(h)	Permits.  All governmental permits, licenses
(including without limitation liquor licenses), certifications, authorizations and other approvals (the "Permits") (and any renewals, extensions, amendments or modifications thereof) to the extent such Permits pertain primarily to or are used primarily in the operation of the Business to the extent assignable or transferable in accordance with applicable law.

(i)	Records.  All records, books, accounts, files,
logs, ledgers and journals, or portions thereof (including any of the same stored in computer readable form or format) pertaining primarily to the operation of the Business (the "Books and Records"); provided that delivery of all such Books and Records shall not be made at the Closing but shall be made pursuant to Section 3.4 hereof.

(j)	Operating Cash.  All cash on hand at Dining
Locations, including, without limitation, cash held in registers, petty cash, spare change funds and the like
("Operating Cash"), but excluding all cash held in bank accounts or at financial institutions and checks, negotiable instruments, credit card receivables and the like.

(k)	Miscellaneous Assets.  All prepaid expenses and
all goodwill of the Business (the "Miscellaneous Assets").

1.2	Excluded Assets.  Notwithstanding any provision
of this Agreement to the contrary, ServiceMaster shall not sell, convey, transfer or assign to DRLP, but shall retain all of its right, title and interest in and to, the following assets held by it on the Closing Date ("Excluded Assets"):

(a)	The notes receivable listed on Schedule 1.2(a)
(the "Retained Notes Receivable");

(b)	The contracts for the provision of dining or
other food services listed on Schedule 1.2(b) and all of ServiceMaster's assets used or held for use primarily in connection with such contracts;

(c)	All collective bargaining agreements other than
the collective bargaining agreement for Cleveland State
University;

(d)	All Proprietary Inventory and Customer-Owned
Inventory;

(e)	All cash and cash equivalents held in bank
accounts or at other financial institutions, in lock boxes or other investments, and all checks, negotiable instruments, credit card receivables and the like;

(f)	All performance bonds;

(g)	The right to use the name "ServiceMaster," the
mark "We serve" and all other trademarks, proprietary rights, manuals, know-how or other Intellectual Property of ServiceMaster or any party controlling, controlled by or under common control with ServiceMaster not specifically listed on
Schedule 1.1(c)(ii);

(h)	Those other assets listed on Schedule 1.2(h);
and

(i)	Any and all property which does not constitute
Subject Assets.

1.3	Assumption of Liabilities.

(a)	Except as provided in Section 1.3(b) and
without limitation of DRLP's rights under Section 8.1(c), DRLP hereby assumes all of ServiceMaster's obligations (the "Assumed
Liabilities") under:

(i)	The Leases;

(ii)	the licenses and agreements relating to the
Transferred Intellectual Property listed on Schedule 1.1(c) under the heading "Branded Concepts and Products";

(iii)	The Dining Contracts;

(iv)	The Other Contracts;

(v)	Any outstanding purchase orders or similar
commitments with  respect to Inventory (other than Proprietary
Inventory and Customer-Owned Inventory) or tangible personal property of ServiceMaster issued in the ordinary course of the Business consistent with ServiceMaster's past practices (the contracts, agreements and commitments referred to in clauses (i)
- - - - - (v) hereof other than New Dining Contracts and Open Bids, the "Contracts"); and

(vi)	Liabilities of the Business arising in
connection with violations of regulatory requirements which (A) are unknown as of the Closing Date, (B) are identified post-Closing and relate to required changes in the day-to-day operating procedures at any Dining Location, routine modifications to the equipment or design of such a location or the routine purchase or installation of safety devices and (C) would not individually or in the aggregate, have a Material Adverse Effect but excluding any costs or expenses (including attorneys' fees) relating to litigation or other proceedings relating to such regulatory violations any and all fines, costs, penalties imposed by any governmental body having authority to regulate the Business (the liabilities assumed pursuant to this Section 1.3(a)(vii), the "Assumed Regulatory Liabilities").

(b)	The Assumed Liabilities shall in no event
include any liability or obligation arising from any breach or default by ServiceMaster under any Contract prior to the assignment thereof to DRLP provided that to the extent any such liability or obligation results in a set off or failure to pay any Account Receivable (or any amount billed by DRLP to the respective Client) then (except as indicated in the next sentence) ServiceMaster shall not be obligated to compensate or indemnify DRLP by reason of such set off or failure to pay any Account Receivable (or any amount billed by DRLP to the respective Client) except as otherwise provided in Section 1.6 or in the next sentence. DRLP shall be entitled to reimbursement or indemnification from ServiceMaster for any failure to pay any Account Receivable included in the DRLP Payoff Obligation to the extent such failure results from (i) double billing or other bookkeeping errors by ServiceMaster,
(ii) billing by ServiceMaster prior to the date hereof for services claimed by ServiceMaster to have been performed prior to the date hereof, but which were not in fact performed by ServiceMaster, and (iii) liability for costs, damages and other losses incurred or suffered by that customer as a result of any failure by ServiceMaster to perform services prior to the date hereof which ServiceMaster was required to perform but wrongfully failed to perform (provided that clauses (ii) and (iii) do not apply to services which were performed but which were not performed to the standards required by the applicable Contract).

(c)	Except for the Assumed Liabilities and except
as provided in Section 1.3(b) or in other express provisions of this Agreement or expressly stated in other agreements executed in connection herewith, DRLP does not, and will not, assume or in any manner be liable for or be bound by any duties, responsibilities, obligations or liabilities of ServiceMaster of any kind or nature, known, unknown, contingent or otherwise. Without limiting the generality or effect of the foregoing, it is understood that DRLP does not, and will not, assume, undertake or accept any duties, responsibilities, obligations or liabilities of ServiceMaster or any of the partners, officers, directors, employees, agents or representatives of ServiceMaster (including without limitation any that exist now or that may arise in the future with respect to matters occurring at or prior to the Closing):

(i)	except as provided in Section 7, to employees
or former employees, including compensation, benefits, severance, accrued vacation, accrued sick leave, pension, post-retirement health care or other liabilities arising from employment with ServiceMaster prior to the Closing or the termination of employment by ServiceMaster immediately prior to the Closing;

(ii)	to the Pension Benefit Guaranty Corporation
or any successor or similar organization, whether arising out of the employment by ServiceMaster or any of its affiliates of any employees or former employees and whether triggered by the transfer made under this Agreement or otherwise;

(iii)	with respect to any Taxes;

(iv)	under any law, including but not limited to
antitrust, civil rights, wages, hours, health, safety, labor, discrimination and environmental laws or laws relating to Taxes other than Assumed Regulatory Liabilities;

(v)	incurred in connection with this Agreement and
the transactions provided for herein, including counsel and accountants' fees, transfer and other taxes and expenses pertaining to the performance by ServiceMaster or its obligations hereunder; or

(vi)	in connection with or relating to any of the
following which may be pending or threatened: actions (at law or in equity), asserted claims, proceedings, and judgments including, without limitation, interest, penalties, reasonable attorneys' and accountants' fees and all amounts paid in investigation, defense or settlement of any of the foregoing.

All duties, responsibilities, obligations and liabilities of ServiceMaster other than the Assumed Liabilities and except for those duties, responsibilities, obligations and liabilities expressly assumed in other provisions of this Agreement or in other agreements executed in connection herewith are referred to as the "Retained Obligations."

1.4	Purchase Price and Payment.

(a)	In consideration of the transfer,
conveyance and contribution by ServiceMaster to DRLP of the Subject Assets DRLP agrees to: (w) transfer and convey to ServiceMaster in accordance with Section 1.4(b) an aggregate amount of $10,085,439; (x) to deliver to ServiceMaster, on Monday, August 7, 1995, a payment in immediately available funds in an amount equal to the DRLP Payoff Obligation determined in accordance with Section 1.8; and (y) pursuant to that certain Limited Partnership Agreement of Daka Restaurants, L.P., dated the date hereof, to issue to ServiceMaster limited partnership interests in DRLP representing a 19.99% limited partnership interest in DRLP (the consideration to be delivered pursuant to this Section 1.4(a), the "Consideration").

(b)	The cash portion of the aggregate Consideration
set forth in Section 1.4(a) shall be transferred and conveyed by DRLP to ServiceMaster at the Closing by wire transfer of immediately available funds to one or more accounts designated by ServiceMaster.

1.5	Procedure for Obtaining Clients' Consents
and Assignment of Permits; Non-assignable Contracts.

(a)	Following the execution and delivery of
this Agreement and the Closing, the parties hereto shall cooperate with one another to obtain (i) the execution by each Client of a consent (a "Consent") substantially in the form of Exhibit A, relating to the consent of the colleges, universities, schools, academies, correctional institutions and businesses which are parties to the Dining Contracts ("Clients") to the assignment of such contracts to DRLP pursuant hereto and
(ii) any required consent or approval of any federal, state or local governmental authority to the assignment by ServiceMaster to DRLP of all Permits (including without limitation liquor licenses), to the extent such Permits may be assigned or transferred in accordance with applicable law pursuant hereto. In connection with the obtaining of such Clients' Consents and governmental approvals, the parties shall cooperate with one another to make full and complete disclosure of all facts material to and all applications or submissions necessary for the giving thereof.

(b)	Not more than four (4) business days after the
Closing, ServiceMaster shall notify all of the Clients of the transactions contemplated by this Agreement and as soon as practicable thereafter shall contact personally (by telephone or face-to-face) at least one of the Managers, as hereafter defined, of each of such Clients for the purpose of assisting DRLP to procure the execution by such clients of Clients' Consents. ServiceMaster shall use its best efforts to assist DRLP in the procurement of such execution as soon as possible. Representatives of DRLP shall have the right to participate with representatives of ServiceMaster in any contacts with Managers after the Closing. The term "Managers" as used herein shall mean persons who have or share the power to decide on behalf of a Client whether to execute a Client's Consent. As soon as practicable after the Closing, the parties shall make all required filings and applications with governmental authorities, bodies or agencies with respect to the transfer or assignment of the Permits.

(c)	Nothing in this Agreement will constitute a
transfer or an attempted transfer of any Contract, New Dining Contract, Open Bid or Permit to be transferred pursuant to
Section 1 which is not capable of being transferred without the consent, approval, waiver or novation of a third person or entity (including without limitation a Client or a governmental authority), or with respect to which such transfer or attempted transfer would constitute a breach thereof or a violation of any law or regulation, other than those for which Client Consents or other required consents to transfer or assignment shall be obtained by DRLP (all such nontransferable Contracts, New Dining Contracts, Open Bids and Permits being collectively referred to herein as "Unassigned Contracts").

(d)	To the extent that the consents, approvals,
waivers and novations referred to in Section 1.5(c) are not obtained by DRLP, ServiceMaster will, as to each Unassigned Contract, during the original term thereof take any and all reasonable actions as DRLP may from time to time request to provide to DRLP all benefits (including all profits, if any) of such Unassigned Contracts; provided that DRLP shall reimburse ServiceMaster for all reasonable expenses incurred by ServiceMaster in connection with complying with any such request and that ServiceMaster will not be obligated to refund any portion of the Consideration.

(e)	Each of ServiceMaster and DRLP hereby
acknowledge and agree that certain Contracts, New Dining Contracts or Open Bids may include restrictions and other limitations on the assignability of such Contract and further acknowledge that DRLP has assumed and accepted the risk that one or more of such Contracts, New Dining Contracts or Open Bids may be terminated upon any assignment or attempted assignment thereof or that claims may be raised stemming from any allegation that such assignment caused or constituted a breach of such Contract, New Dining Contract or Open Bid.

1.6	Uncollected Accounts Receivable.  Any and
all Accounts Receivable which remain outstanding from time to time are herein referred as the "Uncollected Accounts." DRLP and ServiceMaster hereby agree that on August 7, 1995, ServiceMaster shall pay to DRLP an amount equal to the lesser of
(i) 50% of the aggregate then unpaid balance of all Uncollected Accounts outstanding as of July 31, 1995 or (ii) $200,000. For the purpose of determining amounts collected by DRLP with respect to Accounts Receivable, each payment by an account debtor shall be applied to the specific Account Receivable as directed by such account debtor or if not specified by such account debtor in which case such payment shall be applied to the oldest Account Receivable of such account debtor. In the event that any account debtor of an Uncollected Account with respect to which ServiceMaster has reimbursed DRLP in accordance with the provisions of this Section 1.6 shall subsequently make a payment to either DRLP or ServiceMaster of any or all of the amounts outstanding under such Uncollected Account (any such payment a "Late Payment") (i) until such time that the balance of the outstanding Uncollected Accounts has been reduced to $400,000, DRLP shall receive and retain all Late Payments or that portion of any Late Payment which reduces such balance to $400,000 and (ii) after such balance shall have been reduced to $400,000, 50% of any subsequent Late Payment shall be paid to DRLP and 50% of such Late Payment shall be paid to
ServiceMaster.   In addition, DRLP's right to such reimbursement
shall not be subject to the limitation set forth in Section
8.2(a) hereof.

1.7	Time and Place of Closing; Closing
Deliveries.

(a)	The closing of the transactions provided
for in this Agreement (herein called the "Closing") shall be held at the offices of Goodwin, Procter & Hoar at Exchange Place, Boston, Massachusetts contemporaneously with the execution and delivery of this Agreement as of the date first set forth above (such date, the "Closing Date").

(b)	At the Closing, ServiceMaster shall deliver to
DRLP, unless such delivery is waived by DRLP, the following:

(i)	one or more originally executed copies of this
Agreement;

(ii)	one or more executed copies of the sublicense
and licenses to use certain Intellectual Property entered into pursuant to Section 1.1(c);

(iii)	Certified resolutions of the Board of
Directors of the general partner of ServiceMaster approving the execution and delivery of this Agreement and authorizing the consummation of the transactions contemplated hereby and thereby;

(iv)	Governmental certificates certifying that
ServiceMaster is organized in good standing in the State of Delaware and is qualified to do business in the States of Delaware and Illinois and in the Commonwealth of Massachusetts
(which may be in so-called "short form");

(v)	Governmental certificates certifying that the
general partner of ServiceMaster is organized and in good standing in the State of Delaware; and

(vi)	A certificate of the Secretary of the
general partner of ServiceMaster certifying as to the incumbency of each officer who shall execute the Agreement or other documents on behalf of ServiceMaster.

(c)	At the Closing, DRLP shall deliver to
ServiceMaster, unless such delivery is waived by ServiceMaster, the following:

(i)	one or more executed original copies of this
Agreement;

(ii)	one or more executed copies of the sublicense
and licenses to use certain Intellectual Property entered into pursuant to Section 1.1(c);

(iii)	Payment of the cash portion of
Consideration in accordance with Section 1.4(b);

(iv)	Certified copies of resolutions adopted by
the Boards of Director of each of Daka, Inc., a Massachusetts corporation and the general partner of DRLP ("Daka"), and DAKA International, Inc., a Delaware corporation and the corporate parent of Daka ("DAKA International") authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby

(v)	Governmental certificate certifying that DRLP
is organized and in good standing in the State of Delaware;

(vi)	Governmental certificates certifying that
Daka is organized and in good standing in the Commonwealth of Massachusetts;

(vii)	Governmental certificates certifying that
DAKA International is organized and in good standing in the State of Delaware; and

(viii)	A certificate of the Clerk of Daka
attesting as to the incumbency of each officer who shall execute the Agreement or any of the other documents on behalf of DRLP.

1.8	Determination and Payment of the DRLP Payoff
Obligation.

(a)	Closing Procedures.  At the close of
business on February 8, 1995 (the "Closing Time"), ServiceMaster and DRLP will cause the personnel at each Dining Location to make a physical count of the Inventory and Operating Cash on hand at each Dining Location. In addition ServiceMaster and DRLP will cause Arthur Andersen LLP to observe certain of these physical counts as of the Closing Time .

(b)	Unpaid Balance Components.  The amount of each
of the following shall be determined in accordance with this
Section 1.8 as of the Closing Time:

(1)	Operating Cash (as defined in Section 1.1(j)).

(2)	Inventory.

(3)	Accounts Receivable (without any allowance for
doubtful accounts).

(4)	the amount of prepaid expenses relating to the
Business (the "Prepaid Expenses").

(5)	the amounts paid to ServiceMaster prior to the
Closing Time for meal cards, meal plans, or other programs which entitle a customer to food or services after the Closing Time under the Dining Contracts and which would be shown as deferred revenue on a balance sheet for the Business prepared as of the Closing Time (the "Deferred Revenue").

(6)	cash deposited with ServiceMaster by customers
under the Dining Contracts which DRLP will be obligated to refund to customers under the obligations under the Dining
Contracts assumed by DRLP (herein called "Customer Deposits").

(7)	Unfunded Investments.

(8)	the accrued amount of the obligation for budget
guarantees for Clients and any profit splits or profit caps settled on an annual basis, if any (the "Accrued Budget
Guarantees").

The eight (8) items listed immediately above are herein called the "Unpaid Balance Components." Each of the Unpaid Balance Components shall be determined in accordance with GAAP and to the extent consistent with GAAP, ServiceMaster's past practices with respect to the Business (such principles and practices are herein called the "Accounting Requirements").

(c)	ServiceMaster's Determinations. ServiceMaster
shall in good faith make a determination of the amount of each of the Unpaid Balance Components and the amounts so determined are herein called "ServiceMaster's Determinations." ServiceMaster shall deliver ServiceMaster's Determinations to DRLP not later than the close of business on February 21, 1995. In addition, ServiceMaster shall respond to such questions as DRLP may have with respect to ServiceMaster's Determinations and provide DRLP with access to the calculations and data on which the ServiceMaster's Determinations are based and other information available to ServiceMaster which DRLP may reasonably deem relevant to verifying or checking ServiceMaster's Determinations.

(d)	Proposed Adjustments.  From February 21, 1995
until March 31, 1995 each party may deliver to the other one or more reports setting forth (i) every adjustment which such party believes to be necessary to conform ServiceMaster's Determinations to the Accounting Requirements, (ii) the amount of such adjustment, and (iii) an explanation of the reasons such party believes the adjustment is required by the Accounting Requirements. In addition, each party shall have the right until May 31, 1995 to provide the other with additional reports setting forth (i) every additional adjustment which such party believes to be necessary to conform ServiceMaster's Determination of the Unfunded Investments to the Accounting Requirements, (ii) the amount of such adjustment, and (iii) an explanation of the reasons such party believes the adjustment is required by the Accounting Requirements. All of the adjustments proposed by either party in accordance with this paragraph shall be deemed a "Proposed Adjustment" for purposes of this Agreement. Any adjustment not identified in a written report delivered to one party by the other by the date prescribed in this paragraph shall not be considered or have any effect upon the determination of any Unpaid Balance Component.

(e)	Agreed Adjustments.   The parties shall
negotiate in good faith to attempt to resolve each Proposed Adjustment. The amount of each adjustment which the parties shall agree in writing to make in response to each Proposed
Adjustment shall be deemed an "Agreed Adjustment."   Every
Proposed Adjustment which shall not be resolved by an Agreed Adjustment shall be deemed a "Disagreement."

(f)	 Imposed Adjustments.   Every Disagreement
remaining on June 1, 1995 shall be submitted on that date to Price Waterhouse & Company's Chicago Office ("Price Waterhouse") for resolution. The parties hereby agree that (except as provided in Section 1.8(i)), Price Waterhouse shall have the authority to determine every Disagreement and that Price Waterhouse's assignment under this Agreement shall be to make such determination by July 15, 1995. Each party shall provide Price Waterhouse with such information available to such party as Price Waterhouse shall reasonably request and shall provide such cooperation and assistance as Price Waterhouse shall reasonably request. In the event any party shall fail to provide any information or to take any action reasonably requested by Price Waterhouse by such time as Price Waterhouse shall request, Price Waterhouse shall be entitled to resolve the issue with respect to which such information or action was requested adverse to the party failing to provide such
information or to take such action.   Price Waterhouse's
determination as to every Disagreement shall be conclusive and binding on the parties and every other person concerned. If for any reason Price Waterhouse shall decline or fail to resolve any Disagreement by July 15, 1995, then such Disagreement shall be resolved by arbitration in accordance with Section 10.11, the arbitrator shall have the same authority provided to Price Waterhouse with respect to such Disagreement, and the determination of the arbitrator with respect to such Disagreement shall be conclusive and binding on the parties and every other person concerned. Each of the two parties shall be obligated to pay half the fees and expenses of Price Waterhouse and the arbitrator under this subsection (f) and in no event shall any party have any right to damages or compensation from Price Waterhouse or any arbitrator because of any action or failure to act by Price Waterhouse or such arbitrator. The resolution of every Disagreement pursuant to this subsection (f) shall be deemed an Imposed Adjustment.

(g)	Payoff Amount.  The "Payoff Amount" of every
Unpaid Balance Component shall be the amount of such Component as determined by ServiceMaster pursuant to Section 1.8(c) as adjusted by every Agreed Adjustment made prior to August 7, 1995 and every Imposed Adjustment made before August 7, 1995.

(h)	DRLP Payoff Obligation.  The  "DRLP Payoff
Obligation" shall be equal to the total of:

(A)	the sum the Payoff Amount of the Accounts
Receivable, plus the Payoff Amount of Operating Cash, plus the Payoff Amount of Inventory, plus the Payoff Amount of the Prepaid Expenses, plus $164,561 minus

(B)	the sum of the Payoff Amount of the Deferred
Revenues, plus the Payoff Amount of the Customer Deposits, plus the Payoff Amount of the Unfunded Investments, plus the Payoff
Amount of Accrued Budget Guarantees.

(i)	 Special Rules For Unfunded Investments.  To
the extent that any Disagreement shall result from a disagreement between the parties as to the amount which DRLP will be required to expend after the Closing Time for any particular Required Investment, then (i) the procedures prescribed in Section 1.8(f) shall not be used to resolve such disagreement (and accordingly there shall be no Imposed Adjustment of such Disagreement); and (ii) the Payoff Amount of the component of the Unfunded Investments attributable thereto shall be the amount determined by ServiceMaster pursuant to
Section 1.8(c). If the actual amount expended by DRLP for the particular Required Investment shall exceed the amount of such Investment estimated by ServiceMaster pursuant to Section 1.8(c), then ServiceMaster shall be obligated to reimburse DRLP for such excess expenditures immediately after DRLP shall request reimbursement for such excess expenditures. If on the other hand the actual amount expended by DRLP for the particular Required Investment shall be less than the amount of such Investment estimated by ServiceMaster pursuant to Section 1.8(c), then upon completion of the expenditures for that particular Investment, DRLP shall be obligated to pay ServiceMaster (i) the amount of such shortfall plus (ii) interest on such shortfall accrued at 200 basis points over prime rate from August 7, 1995 to the time of such payment by DRLP compounded quarterly as of the end of every calendar quarter. In the event DRLP shall elect to expend more with respect to any Required Investment than the amount required by any Current or New Dining Contract as constituted at the Closing Time, then such excess expenditures shall be ignored for purposes of this subsection (i). Any disagreement between the parties as to whether any obligation under a Contract constitutes a Required Investment or whether any expenditure in response to that obligation was required by that Contract as constituted at the Closing Time shall be resolved in the manner prescribed by Section 1.8(f).

(j)	Bulletproof Obligation.  DRLP shall be
absolutely and unconditionally obligated to convey to ServiceMaster immediately available cash funds on August 7, 1995 in the full amount of the DRLP Payoff Obligation calculated as prescribed in Section 1.8(h) and shall not be entitled to setoff any claim of any kind which DRLP may have against ServiceMaster or any of its affiliates or anyone else whether arising under or by reason of this Agreement or for any other reason of any kind.
 Without limiting by implication the generality of the forgoing, DRLP shall be obligated to pay ServiceMaster on August 7, 1995 the full amount of the DRLP Payoff Obligation regardless of any default by ServiceMaster under this agreement, any failure by ServiceMaster to pay any amount owed under this Agreement
(including but not limited to any amount owed under Section 1.6, Section 1.8(i) or Section 1.8(k)), any failure by ServiceMaster to provide any reimbursement or indemnification payment to which DRLP shall be entitled, and disagreement by the parties as to any amount owed under this Agreement or any other wrongful action by ServiceMaster or any of its affiliates or anyone else of any kind whatsoever. In the event DRLP shall not pay the entire DRLP Payoff Obligation on August 7, 1995 for any reason, then in any proceeding instituted by ServiceMaster, no defense by DRLP to its obligation to pay such amount whether by counterclaim, affirmative defense, or new matter shall be interposed or shall be of any force or effect, said defenses being waived for the purposes of such proceeding. ServiceMaster shall have the right to institute suit for collection of the DRLP Payoff Obligation in any court and shall not be required to institute any arbitration proceedings to obtain payment of the DRLP Payoff Obligation. The foregoing notwithstanding, this
Section 1.8(j) shall not constitute or be deemed to be a waiver of any rights of DRLP under this Agreement in any proceeding in which the payment of the DRLP Payoff Obligation or DRLP's obligation to pay the DRLP Payoff Obligation is not at issue.
With respect only to any non-payment of the DRLP Payoff Obligation by DRLP under this Section 1.8, DRLP hereby consents to personal jurisdiction, service of process and venue in the federal and state courts of Illinois in which any claim under this Section 1.8 is brought by ServiceMaster.

(k)	Late Imposed Adjustments.  In the event any
Imposed Adjustment shall be made after August 6, 1995 (a "Late Imposed Adjustment"), then the party which shall owe money because of such Imposed Adjustment shall pay the amount owed promptly after being advised of such Imposed Adjustment. For purposes of this Agreement, an Imposed Adjustment shall be deemed "made" when the amount of such adjustment is finally determined under the procedures prescribed in Section 1.8(f) or when the parties agree in writing on such Adjustment.

(l)	 Default Adjustments.  In the event that at any
time prior to August 7, 1995, the maturity of any obligation for borrowed money in an amount in excess of $5 million owed by DAKA International and/or its majority-owned subsidiaries shall have been accelerated and have become due and payable then (i) the Payoff Amounts of the Unpaid Components shall be determined under Section 1.8(g) as of the date upon which such acceleration occurs (the "Acceleration Date") rather than August 7, 1995;
(ii) the amount of the DRLP Payoff Obligation shall be determined under Section 1.8(h) as of the Acceleration Date rather than August 7, 1995; (iii) the DRLP Payoff Obligation as so determined shall be immediately due and payable on the Acceleration Date and the provisions of Section 1.8(j) shall continue to apply with respect to such Obligation; (iv) ServiceMaster shall not be obligated to make any payment under
Section 1.6, Section 1.8(i) or Section 1.8(k) after the Acceleration Date; and (v) all other references to August 7, 1995 which appear in this Section 1.8 shall be deemed to refer instead to the Acceleration Date.

1.9	Further Assurances.  ServiceMaster from time to
time after the Closing at the request of DRLP and without further consideration shall execute and deliver further instruments of transfer and assignment and take such other action as DRLP may reasonably require to more effectively transfer and assign to, and vest in, DRLP each of the Subject Assets, provided that DRLP shall reimburse ServiceMaster for all reasonable out-of-pocket expenses incurred by ServiceMaster in complying with such request.

<Body Text>	1.10	Allocation of Consideration for Federal and
State Income Tax Purposes.   DRLP and ServiceMaster agree that
(x) a portion of each of the Subject Assets shall be treated as having been contributed to DRLP in exchange for the Partnership Interest in a transaction governed by Section 721 of the Internal Revenue Code of 1986, as amended (the "Code") and (y) the remaining portion of each of the Subject Assets shall be treated as having been sold to DRLP in a taxable transaction.
The portion of each of the Subject Assets sold in the taxable transaction described in clause (y) of the first sentence of this Section 1.10 shall be determined pursuant to the Treasury Regulations promulgated under Section 707 of the Code. The purchase price as determined for Federal income tax purposes of the portion of the Subject Assets described in clause (y) of the first sentence of this Section 1.10 shall be allocated among such portion of the Subject Assets in accordance with the rules of Section 1060 of the Code. Such allocation shall be completed as soon as practicable after the Closing Date and DRLP and ServiceMaster agree to cooperate in good faith to reach a mutually acceptable allocation on reasonable terms. Each of DRLP and ServiceMaster shall properly complete and file form
8594 on a timely basis with the Internal Revenue Service on a basis that is consistent with the allocation referred to in the preceding sentence.

SECTION 2.  REPRESENTATIONS AND WARRANTIES OF
SERVICEMASTER.

ServiceMaster hereby represents and warrants to DRLP as of the Closing Date as follows:

2.1	Organization and Qualifications of
ServiceMaster. ServiceMaster is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware with full partnership power and authority to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is currently conducted. ServiceMaster is not in violation of any term of its Certificate of Limited Partnership or Limited Partnership Agreement, as amended to the date hereof, or in violation of any term of any agreement, instrument, judgment, decree or order that individually or in the aggregate except where any such violation would not have a Material Adverse Effect. With respect to the Business, ServiceMaster is duly qualified to do business as a foreign entity in the states listed on Schedule 2.1, and it is not required to be licensed or qualified to conduct the Business in any other jurisdiction, except where the failure to be so qualified would not have a Material Adverse Effect.

2.2	Authority of ServiceMaster.

(a)	ServiceMaster has full right, authority and
power to enter into this Agreement and each agreement, document and instrument to be executed and delivered by ServiceMaster pursuant to this Agreement and to carry out the transactions contemplated hereby. The execution, delivery and performance by ServiceMaster of this Agreement and each such other agreement, document and instrument have been duly authorized by all necessary action of ServiceMaster and its managing general partner and no other action on the part of ServiceMaster or its managing general partner is required in connection therewith.

(b)	Subject to Section 1.5 hereof, this Agreement
and each agreement, document and instrument executed and delivered by ServiceMaster pursuant to this Agreement constitutes, or when executed and delivered will constitute, valid and binding obligations of ServiceMaster enforceable in accordance with their terms.

2.3	Sufficiency of Subject Assets.  Subject to the
provisions of Section 1.5 hereof, the Subject Assets include all of ServiceMaster's right, title and interest in the assets, properties and rights of every type and description, real, personal and mixed, tangible and intangible, used to conduct the Business in the manner in which the Business has been and is now conducted, with the exception of the Excluded Assets. Immediately after the Closing and subject to Section 1.5 hereof, there shall be sufficient assets at each Dining Location to perform each Dining Contract at the pertinent Dining Location as performed by ServiceMaster in accordance with its usual and customary practices except where the absence of any such assets would not, individually or in the aggregate, have a Material Adverse Effect.

2.4	Tangible Property.

(a)	Real Property.  ServiceMaster does not own
or lease any real property which is used or held by ServiceMaster for use primarily in the Business.

(b)	Leased Property.  ServiceMaster does not lease
any Tangible Personal Property which is used or held by ServiceMaster for use primarily in the Business other than the Tangible Personal Property subject to the Leases listed on
Schedule 1.1(f), except for Tangible Personal Property involving rental payments of less than $5,000 per lease per annum.

(c)	Tangible Personal Property and Inventory.  To
ServiceMaster's Knowledge, ServiceMaster does not own or lease any tangible personal property which is used or held by ServiceMaster for use primarily in the Business other than the Tangible Personal Property and any tangible personal property included in the Excluded Assets. ServiceMaster has good and marketable title to all of the Tangible Personal Property other than the portion of that property which is leased or owned by Clients or other parties not affiliated with ServiceMaster (the "Owned Tangible Personal Property") and Inventory, and none of the Owned Tangible Personal Property or Inventory is subject to any mortgage, lien, conditional sale agreement, security agreement, pledge, assignment, encumbrance or other charge (collectively, "Liens"). The Tangible Personal Property (other than Inventory) has been maintained in accordance with ServiceMaster's usual and customary practices and is in good state of repair and operating condition except where the failure to be in such a state of repair or operating condition would not, individually or in the aggregate, have a Material Adverse Effect. All items included within the Inventory are of a quality and quantity useable or salable in the ordinary course of operation of the Business. Purchase commitments for Inventory or other tangible personal property are not in excess of normal requirements and none are to make a material amount of purchases at prices materially in excess of current market prices.

2.5	Intellectual Property.

(a)	ServiceMaster has the rights to use the
Intellectual Property listed under the heading "Signature Concepts and Other Trademarks and Trade Names" on Schedule 1.1(c) and the FMS Software in the operation of the Dining Services Business in the manner in which it has been and is now conducted.

(b)	Subject to Section 1.5 hereof, to
ServiceMaster's Knowledge, ServiceMaster has the right and authority to use the Intellectual Property listed under the heading "Branded Concepts and Products" on Schedule 1.1(c) in the operation of the Dining Services Business in the manner in which it has been and is now conducted. All franchise agreements with respect to the Intellectual Property listed under the heading "Branded Concepts and Products" on Schedule
1.1(c) are in full force and effect, and to the Knowledge of ServiceMaster (subject to Section 1.5), there is no material default by any party thereto. To the Knowledge of ServiceMaster, the other parties thereto had all requisite power and authority to grant the rights purported to be conferred thereby.

(c)	There are no claims or demands of any other
person pertaining to any of the Intellectual Property listed under the heading "Signature Concepts and other Trademarks and Trade Names" on Schedule 1.1(c) and the FMS Software and no proceedings have been instituted or are pending or, to the Knowledge of ServiceMaster, threatened which challenge the rights of ServiceMaster in respect thereof.

2.6	Contracts.

(a)	Except for (i) the Current Dining Contracts
and New Dining Contracts listed on Schedule 1.1(d), (ii) contracts with ServiceMaster's headquarters located at One ServiceMaster Way, Downers Grove, Illinois, George Washington University and Baptist Bible College, and (iii) contracts associated with health care facilities, ServiceMaster is not a party to or subject to, nor are the assets or properties of ServiceMaster bound by or subject to, any contract, commitment or agreement with respect to the maintenance of dining operations at or the provision of dining services to any college, university, school, academy, correctional institution or business. With respect to the Dining Contracts, (i) the data set forth in Schedule 1.1(d) (which excludes any Excluded Assets) with respect to Managed Volume, Contribution and Required Investments (both funded and unfunded) as of December 21, 1994, have been prepared in accordance with GAAP (except as disclosed in Schedule 2.7(a)) applied on a contract-by-contract basis, and have been fairly derived from ServiceMaster's books and records with respect to the Business, which books and records have been made available to DRLP and (ii) the data regarding amounts budgeted for calendar year 1995 have been prepared by ServiceMaster in the ordinary course of business in accordance with ServiceMaster's historic practices. To ServiceMaster's Knowledge, (i) ServiceMaster has made available to DRLP prior to the date hereof complete and correct copies of all Current Dining Contracts, together with all amendments, supplements, schedules and other attachments or additions thereto and, (ii) except for the provisions of such Dining Contracts contained in documents so made available by ServiceMaster to DRLP, ServiceMaster is not subject to or bound by any agreement or arrangement with any Client which may, individually or in the aggregate, have a Material Adverse
Effect.   To ServiceMaster's Knowledge, Schedule 2.6(a) sets
forth a complete and correct list of all Current Dining Contracts (i) which are the subject of bidding proceedings, (ii) with respect to which the Client has given a notice of re-bid, or (iii) which are due or scheduled to expire or terminate within ninety (90) days after the date hereof.

(b)	Schedule 2.6(b) lists all of the Other
Contracts to be assumed by Buyer under this Agreement except contracts which may be terminated without penalty upon not more than 30 days notice or under which the aggregate obligations to be assumed by Buyer do not exceed $10,000 per contract.

(c)	Each Current Dining Contract with respect to
which Schedule 1.1(d) sets forth historical or budgeted information regarding Managed Volume and Contribution (i) is in full force and effect and is a valid and binding agreement of ServiceMaster, enforceable against ServiceMaster in accordance with its terms, and ServiceMaster is not in breach of or default under any such Contract, except for any such breach or default which, individually or in the aggregate, would not have a Material Adverse Effect, provided that any Client claims or counterclaims for non-performance of ServiceMaster (other than such claims or counterclaims arising out of the bases for failure to pay set forth in clauses (i), (ii) and (iii) of
Section 1.3(b)) shall not constitute a breach of this representation and warranty to the extent that such claims or counterclaims result in a setoff against or other failure to pay an Account Receivable (or any amount billed by DRLP to the respective Client) in which case DRLP's rights shall be limited to those provided in Section 1.6 hereof; (ii) to ServiceMaster's Knowledge, each such Contract is a valid and binding agreement of the other parties thereto; and (iii) except as set forth on
Schedule 2.6(c), ServiceMaster is not restricted by any Contract from carrying on the Business anywhere in the world.

(d)	ServiceMaster has not received formal written
notice from any Client that such Client plans or intends to terminate or to cancel its relationship with DRLP following the Closing or that any Client will not permit any automatic renewal provision of any Contract to take effect.

	2.7	Financial Information.

(a)	The profit and loss statements for each
Dining Location for the twelve months ended December 21, 1994 from which the information set forth in Schedule 1.1(d) was derived (i) have been previously delivered to DRLP by ServiceMaster, (ii) agreed with the books and records of ServiceMaster with respect to the Dining Services Business, and
(iii) were prepared in accordance with GAAP (except as disclosed in Schedule 2.7(a)) on a contract by contract basis and applied consistently during the periods covered thereby. Schedule 2.7(b) is a copy of the profit and loss statements for the Design Business for the twelve months ended December 21, 1994 which profit and loss statements (i) agreed with the books and records of ServiceMaster with respect to the Design Business, and (ii) were prepared in accordance with GAAP (except as disclosed in Schedule 2.7(a) applied consistently during the periods covered thereby. The fixed assets records as of December 21, 1994 set forth in Schedule 1.1(a) with respect to each Dining Location (i) agreed with the books and records of ServiceMaster with respect to the Dining Services Business and
(ii) were prepared in accordance with GAAP (except as disclosed in Schedule 2.7(a)) on a contract by contract basis and applied consistently during the periods covered thereby. All budgets relating to the 1995 fiscal year delivered to DRLP with respect to the Dining Services Business for each Dining Location from which the information in Schedule 1.1(d) was derived and with respect to the Design Business and have been prepared by ServiceMaster for each Dining Location and the Design Business respectively, in the ordinary course of business in accordance with ServiceMaster's historic practices.

(b)	All of the Accounts Receivable existing as of
the Closing Date are valid and enforceable claims; provided that any Client claims or counterclaims for non-performance of ServiceMaster (other than such claims or counterclaims for which DRLP is entitled to indemnification under the last sentence of
Section 1.3(b)) shall not constitute a breach of this representation and warranty to the extent that such claims or counterclaims result in a setoff against or other failure to pay an Account Receivable (or any amount billed by DRLP to the respective Client) in which case DRLP's rights shall be limited to those provided in Section 1.6 hereof.

2.8	Absence of Certain Changes.  Except as disclosed
on Schedule 2.8 or the other Schedules to this Agreement, since
December 21, 1994, there has not been any change in the Business which, individually or in the aggregate would have a Material
Adverse Effect.

2.9	Suppliers.  To the Knowledge of ServiceMaster,
Schedule 2.9 is a true and complete list of the material suppliers of ServiceMaster relating to the Business during calendar year 1994. To ServiceMaster's Knowledge, ServiceMaster has not received any written notice from any material supplier stating that such supplier has any plan or intention to terminate or reduce its business with ServiceMaster or to otherwise modify its relationship with ServiceMaster in a manner which ServiceMaster reasonably expects to have a Material Adverse Effect. For purposes of this Section 2.9, a supplier shall be deemed material if it provided at least $100,000 in supplies to the Business during calendar year 1994.

2.10	Litigation.  Except as described on Schedule
2.10, (i) there is no litigation or other proceedings pending or, to the Knowledge of ServiceMaster, threatened against ServiceMaster and arising out of the conduct of the Business (other than worker's compensation claims) which ServiceMaster reasonably believes could have a Material Adverse Effect, (ii) to the Knowledge of ServiceMaster, there is no basis for any such litigation or other proceeding which ServiceMaster reasonably believes could have a Material Adverse Effect; and
(iii) there are no existing or, to the Knowledge of ServiceMaster, impending, orders, judgments or decrees of any court or governmental agency naming ServiceMaster which will have a Material Adverse Effect.

2.11	Compliance with Laws.  ServiceMaster does not
have Knowledge (i) that the Business is not in compliance with any statutes, ordinances, orders, rules and regulations promulgated by any federal, state, municipal or other governmental authority which apply to the conduct of the Business except for routine interactions in the ordinary course of business with governmental authorities arising out of inspections of the Business' operations or (ii) that ServiceMaster has received written notice from any governmental authority of any failure to comply with any such statutes, ordinances, orders, rules or regulations.

2.12	Finder's Fee.  ServiceMaster has not incurred
or become liable for any broker's commission or finder's fee relating to or in connection with the transactions contemplated by this Agreement.

2.13	Permits.  To ServiceMaster's Knowledge,
ServiceMaster has obtained all Permits or other approvals from governmental authorities necessary for ServiceMaster to operate the Business as it was conducted immediately prior to the Closing.

2.14	Employee Benefit Programs.

(a)	Schedule 2.14 sets forth a list of the
material Employee Programs maintained or contributed to by ServiceMaster as of the Closing with respect to the persons employed by ServiceMaster in connection with the Business (such
Employee Programs are referred to herein as the "Subject
Employee Programs").  For purposes of this section, "Employee
Program" means (A) all employee benefit plans within the meaning of ERISA Section 3(3) including, but not limited to, all pension and profit sharing plans and all Multiemployer Plans and (B) all stock or cash option plans, restricted stock plans, bonus or incentive award plans, severance pay policies or agreements, deferred compensation agreements, supplemental income arrangements, vacation plans, and all other employee benefit plans, agreements, and arrangements not described in (A) above, and "Multiemployer Plan" means a pension benefit plan to which more than one employer contributes and which is maintained pursuant to one or more collective bargaining agreements.
Information with respect to all Subject Employee Programs have been made available to DRLP.

(b)	ServiceMaster does not know, and has no reason
to know, of any failure of any party to comply with any laws applicable to the Subject Employee Programs except where such failure would not have a Material Adverse Effect. With respect to any Subject Employee Program ever maintained by ServiceMaster, there has occurred no "prohibited transaction," as defined in Section 406 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") or Section 4975 of the Code, or breach of any duty under ERISA or other applicable law (including, without limitation, any health care continuation requirements or any other tax law requirements, or conditions to favorable tax treatment, applicable to such plan), which could result, directly or indirectly, in any taxes, penalties or other liability to DRLP.

(c)	ServiceMaster has not incurred any liability to
the PBGC, the Internal Revenue Service, or any Multiemployer
Plan with respect to any employee pension benefit plan or with respect to any employee pension benefit plan currently or previously maintained by members of the controlled group of companies (as defined in Section 302(d)(8)(C) of ERISA) that includes ServiceMaster (the "Controlled Group") that has not been satisfied in full, and no condition exists that presents a material risk to ServiceMaster or any member of the Controlled
Group of incurring such a liability, other than liability for premiums due the PBGC. All payments and/or contributions required to have been made with respect to all Multiemployer
Plans maintained by the Controlled Group, for all periods prior to the Closing, have been made. With respect to any Subject Employee Program, there has been no (nor will be any as a result of the transaction contemplated by this Agreement) event or condition that may cause the Controlled Group or DRLP to incur a liability or have a lien imposed on its assets under the Code, ERISA or any other applicable statute.

2.15	Labor Matters.

(a)	Schedule 2.15(a)(i) sets forth a complete
and accurate list of the names of all persons who are employed by ServiceMaster in the operation of the Business, job titles, the current annual salary, original date of hire and any employment agreements with such person which are not terminable at will without liability to DRLP. True and complete copies of sample employee handbooks, policy memoranda and procedure manuals or similar documents applicable to any such employees have been made available by ServiceMaster to DRLP. Except as disclosed on Schedule 2.15(a)(ii), ServiceMaster is not a party to any collective bargaining agreement covering employees utilized in the Business. None of the collective bargaining agreements listed on Schedule 2.15(a)(ii) are material to the operation of Business.

(b)	Except as disclosed on Schedule 2.15(b):

(i)	No person employed by ServiceMaster in the
operation of the business with the title of field food service director, general manager, customer service team leader, director of operations (or any similar title) or higher has given notice to ServiceMaster of an intention to cancel or otherwise terminate the employment relationship with ServiceMaster.

(ii)	There are neither pending nor, to the
Knowledge of ServiceMaster threatened, any labor strikes, disputes, slow downs, stoppages, suits, actions, administrative proceedings, union organizing activities, arbitrations, material grievances or other labor-related proceedings against or affecting the Business.

(iii)	In the operation of the Business,
ServiceMaster has complied with all contractual and federal, state and local laws, rules and regulations relating to the employment of labor, including, without limitation, the Immigration Reform Control Act of 1986, as amended, and those relating to wages, hours, collective bargaining, affirmative action, discrimination, sexual harassment, wrongful discharge and the withholding and payment of taxes and contributions, except where the failure to so comply, individually or in the aggregate, would not have a Material Adverse Effect. ServiceMaster has withheld all amounts required by law or agreement to be withheld from the wages or salaries of its employees.

2.16	Environmental Matters.  To ServiceMaster's
Knowledge and except for matters which ServiceMaster reasonably believes would not have a Material Adverse Effect:

(a)	ServiceMaster has no liability under, has never
been in violation and is not now in violation of any Environmental Law (as defined below) arising from or relating to any activity engaged in primarily in connection with the Business. ServiceMaster, any Site and any facilities and operations thereon are presently in compliance in all material respects with all applicable Environmental Laws. With respect to any Site or any activity engaged in primarily in connection with the Business, ServiceMaster has never entered into or been subject to any judgment, consent decree, compliance order, or administrative order with respect to any environmental or health and safety matter or received any request for information, notice, demand letter, administrative inquiry, or formal or informal complaint or claim with respect to any environmental or health and safety matter or the enforcement of any Environmental Law. ServiceMaster has not received any notice that any of the items enumerated in the preceding sentence will be forthcoming.

(b)	No Site contains any asbestos or
asbestos-containing material, any polychlorinated biphenyls ("PCBs") or equipment containing PCBs, or any urea formaldehyde foam insulation with respect to which ServiceMaster has an obligation (i) to remove or to provide for the removal of any of the foregoing under any Dining Contract or (ii) to provide services other than construction management or supervisory services under any contract entered into in connection with the Design Business.

(c)	For purposes of this Section 2.16, (i)
"Environmental Law" shall mean any environmental or health and safety-related law, regulation, rule, ordinance, or by-law at the foreign, federal, state, or local level, whether existing as of the date hereof, previously enforced, or subsequently enacted; and (ii) "ServiceMaster" shall mean and include ServiceMaster, its predecessors and all other entities for whose conduct ServiceMaster is or may be held responsible under any Environmental Law.

SECTION 3.  COVENANTS OF SERVICEMASTER.

ServiceMaster hereby covenants and agrees as follows:

3.1	Preparation of Audited Financial Statements.
ServiceMaster acknowledges that (i) DAKA International is obligated to file periodic and other reports pursuant to the Securities Exchange Act of 1934, as amended (the "1934 Act"), and the rules and regulations of the Securities and Exchange Commission thereunder (the "Rules") and (ii) pursuant to the Act and the Rules, DAKA International is required to include in such reports audited financial statements with respect to the Business and the Subject Assets consisting of audited balance sheets as of the end of each of the two most recent fiscal years and audited statements of income and cash flows for each of the three most recent fiscal years. Insofar as ServiceMaster does not have audited financial statements with respect to the Business and the Subject Assets, DAKA International will be required to have such audited financial statements prepared and certified by its independent public accountants after the Closing. ServiceMaster shall cooperate fully with all reasonable requests of DAKA International and its auditors in connection with the preparation of such audited financial statements and hereby consents to the use and disclosure by DAKA International of such audited financial statements (and any unaudited financial statements for periods since the end of the last fiscal year of ServiceMaster) in reports to be filed by DAKA International under the Act and the Rules. In particular, after the Closing, and upon reasonable notice, ServiceMaster will give, or cause to be given, to the representatives, employees, counsel and accountants of DAKA International access, during normal business hours, to all books, records, documents and files of ServiceMaster with respect to the Business and the Subject Assets ("Records") relating to periods prior to the Closing, and will permit such persons to examine and copy such Records to the extent reasonably requested by DAKA International in connection with the preparation of audited or unaudited financial statements, as well as in connection with audits, legal proceedings or other legitimate business purposes of DAKA International; provided, however, that nothing herein will obligate ServiceMaster to take actions that would unreasonably disrupt the normal course of its business or violate the terms of any law or any contract to which it is a party or to which it or any of its assets is subject or to waive rights in connection with claims against ServiceMaster.

3.2	Non-Competition and Non-Solicitation.
ServiceMaster agrees that for five (5) years after the Closing Date, it will not, without the prior written consent of DRLP, directly or indirectly, engage or participate in, be employed by or assist in any manner or in any capacity, or have any interest in or make any loan to any person, firm, corporation or business which engages (i) in the business of or makes one or more bid or proposal for the maintenance of dining operations or the provision food service or other dining operations to any entity identified on Schedule 1.1(d) hereto or (ii) the provision of construction management services in the food service industry (except as engaged in as of the Closing Date by ServiceMaster exclusively in its healthcare services business) or (iii) those activities to be conducted at and on behalf of George Washington University; provided, however, that no provision set forth herein shall prohibit ServiceMaster from being a passive owner of, in the aggregate, less than 5% of the outstanding capital stock, or other equity interest, of any class of a corporation or other entity which is publicly traded so long as neither ServiceMaster, nor any other party controlling, controlled by or under common control with ServiceMaster has any active participation in the management of such entity. In addition, during such five year period, ServiceMaster shall refrain from soliciting or encouraging any employee of DRLP to terminate his or her employment by DRLP and to become employed by ServiceMaster, or any business or entity with which it is affiliated as an owner, investor, lender or in any other capacity.

3.3	Option to Purchase Manufacturing Business.
ServiceMaster hereby covenants and agrees that at any time on or prior to the 45th day after the Closing DRLP shall have the option (the "Option") to purchase all of ServiceMaster's right, title and interest in the assets primarily used or held for use in the Manufacturing Business (the "Manufacturing Assets") at a purchase price of $150,000 payable to ServiceMaster in cash immediately upon consummation of that acquisition. The Manufacturing Assets shall include, without limitation, all of ServiceMaster's right, title and interest in all tangible personal property, inventory, contracts, leasehold interests of real or personal property, and other assets owned or held primarily in connection with the Manufacturing Business. ServiceMaster further covenants and agrees that the terms, conditions, representations and warranties of any agreement pursuant to which any such purchase may be consummated shall be substantially similar to the terms, conditions, representations and warranties set forth in this Agreement.

3.4	Delivery of Books and Records.  ServiceMaster
hereby covenants and agrees that, promptly upon receipt of a written request from DRLP, ServiceMaster shall deliver all Books and Records to DRLP at the address set forth in such request. The parties acknowledge and agree that, any Books and Records located at any Dining Location shall be deemed to have been delivered if such Books and Records are left by ServiceMaster at such location.

3.5	Food Services Supplies.  ServiceMaster hereby
covenants and agrees for a period of six (6) months after the Closing Date to sell to DRLP such paper goods, consumables and other products bearing those trade marks, service marks and logos licensed to DRLP pursuant to the licenses granted by ServiceMaster pursuant to Section 1.1(c) hereof in such quantities as are necessary to conduct the Business substantially as the Business was conducted immediately prior to the Closing upon the same terms and conditions as such goods are supplied to the operators of Dining
Locations immediately prior to the Closing.

3.6	Instruments of Transfer.  Without in any way
limiting Section 1.9 above, ServiceMaster hereby covenants and agrees that upon request by DRLP it shall execute a bill of sale (the "Bill of Sale") vesting in DRLP all of ServiceMaster's right, title and interest in the Subject Assets and an assignment and assumption agreement (the "Assignment and Assumption Agreement") assigning all of ServiceMaster's rights under the Contracts, New Dining Contracts and Open Bids to DRLP; provided that the provisions of the Bill of Sale and the Assignment and Assumption Agreement shall not alter, amend, or modify the terms and conditions of this Agreement, shall not convey to DRLP any property or right beyond those to which DRLP is entitled under the provisions of this Agreement other than this Section 3.6 or subject ServiceMaster to any liability or obligation for which ServiceMaster is to be responsible under the provisions of this Agreement other than this Section 3.6. DRLP shall be responsible for initiating the process contemplated by this Section 3.6 and ServiceMaster shall not be responsible for signing any instrument contemplated by this
Section 3.6 until and unless DRLP shall provide ServiceMaster with the form of such instrument proposed by DRLP.

SECTION 4.  REPRESENTATIONS AND WARRANTIES OF
DRLP.

DRLP hereby represents and warrants to
ServiceMaster as follows:

4.1	Organization of DRLP; Absence of Operating
History. DRLP is a limited partnership, validly existing under the laws of the State of Delaware with full partnership power to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is conducted by it. DRLP was formed on February 7, 1995 and, therefore has no operating history. DRLP has no liabilities or obligations except those arising in connection with the transactions contemplated hereby.

4.2	Authority of DRLP.

(a)	DRLP has full right, authority and power to
enter into this Agreement and each agreement, document and instrument to be executed and delivered by DRLP pursuant to this Agreement and to carry out the transactions contemplated hereby.
 The execution, delivery and performance by DRLP of this Agreement and each such other agreement, document and instrument have been duly authorized by all necessary partnership action of DRLP and no other action on the part of DRLP is required in connection therewith. This Agreement and each other agreement, document and instrument executed and delivered by DRLP pursuant to this Agreement constitute, or when executed and delivered will constitute, valid and binding obligations of DRLP enforceable in accordance with their terms.

(b)	The execution, delivery and performance by DRLP
of this Agreement and each such agreement, document and instrument:

(i)	does not and will not violate any provision of
the Agreement of Limited Partnership of DRLP;

(ii)	does not and will not violate any laws of the
United States or any state or any other jurisdiction applicable to DRLP or require DRLP to obtain any approval, consent or waiver of, or make any filing with, any person or entity
(governmental or otherwise) which has not been obtained or made;
and

(iii)	does not and will not result in a breach of,
constitute a default under, accelerate any obligation under, or give rise to a right of termination of any indenture, loan or credit agreement, or any other agreement, mortgage, lease, permit, order, judgment or decree to which DRLP is a party.

4.3	Litigation.  There is no litigation or
governmental or administrative proceeding or investigation pending or, to its knowledge, threatened against DRLP or the general partner of the DRLP which would prevent or hinder the consummation of the transactions contemplated by this Agreement.

4.4	Finder's Fee.  Except as set forth on Schedule
4.4 hereto, DRLP has not incurred or become liable for any broker's commission or finder's fee relating to or in connection with the transactions contemplated by this Agreement.


SECTION 5.  COVENANTS OF DRLP.

DRLP hereby represents and agrees as follows:

5.1	DRLP's Non-Solicitation.  DRLP agrees that
for a period of five (5) years after the Closing Date, DRLP shall refrain from soliciting or encouraging any employee of ServiceMaster to terminate his or her employment with ServiceMaster and to become employed by DRLP or any business or entity with which it is affiliated as an owner, investor, lender or in any other capacity.

5.2	Option to Purchase Manufacturing Business.  DRLP
hereby covenants and agrees that, in the event that DRLP exercises the Option to purchase the Manufacturing Assets, the terms, conditions, representations and warranties of any agreement pursuant to which such purchase may be consummated shall be substantially similar to the terms, conditions, representations and warranties set forth herein.

5.3	Security Deposit Reimbursement.  DRLP hereby
covenants and agrees that, to the extent any of the Subject Assets are comprised of security deposits made with respect to leased Tangible Personal Property (the "Security Deposits"), upon the termination of each such lease the corresponding Security Deposit shall be paid to ServiceMaster within five (5) days of receipt of such Security Deposit from the applicable lessor.

5.4	Services.  During the period ending December 31,
1995, DRLP shall purchase from ServiceMaster cleaning supplies, cleaning services and pest control services; provided that DRLP shall have no obligation to purchase any of the foregoing from ServiceMaster to the extent that DRLP is bound on the date hereof by any contract, commitment or agreement to purchase such supplies or services from any third party contractor and to the extent that ServiceMaster does not offer DRLP such supplies and services at prices competitive with those offered to DRLP by vendors from which Daka purchases such supplies and services.

SECTION 6.  REPRESENTATIONS AND WARRANTIES OF
DAKA INTERNATIONAL.

DAKA International hereby represents and warrants to ServiceMaster as follows:

6.1	Organization of DAKA International.  DAKA
International is a corporation, validly existing and in good standing under the laws of the State of Delaware with full corporate power to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is conducted by it.

6.2	Authority of DAKA International.

(a)	DAKA International has full right,
authority and power to enter into this Agreement (with respect to certain provisions hereof including, but not limited to,
Section 10.3) and to execute, deliver and perform all of DAKA International's obligations under this Agreement and each other agreement, document and instrument to be executed and delivered by DAKA International pursuant to this Agreement and to carry out the transactions contemplated hereby. The execution, delivery and performance by DAKA International of this Agreement and each other agreement, document and instrument have been duly authorized by all necessary corporate action of DAKA International and no other action on the part of DAKA International is required in connection therewith. This Agreement (with respect to certain provisions hereof) executed and delivered by DAKA International pursuant to this Agreement constitute valid and binding obligations of DAKA International enforceable in accordance with their terms.

(b)	The execution, delivery and performance by DAKA
International of this Agreement (with respect to certain provisions hereof):

(i)	does not and will not violate any provision of
the Certificate of Incorporation, as amended to the date hereof, of DAKA International;

(ii)	does not and will not violate any laws of the
United States or any state or any other jurisdiction applicable to DAKA International or require DAKA International to obtain any approval, consent or waiver of, or make any filing with, any person or entity (governmental or otherwise) which has not been obtained or made; and

(iii)	does not and will not result in a breach of,
constitute a default under, accelerate any obligation under, or give rise to a right of termination of any indenture, loan or credit agreement, or any other agreement, mortgage, lease, permit, order, judgment or decree to which DAKA International is a party.

SECTION 7.  RIGHTS AND OBLIGATIONS SUBSEQUENT TO
CLOSING.

7.1	Survival of Warranties.  All
representations, warranties, agreements, covenants and obligations herein shall survive the Closing regardless of any investigation and shall not merge in the performance of any obligation by either party hereto; provided, however, that such representations, warranties, agreements, covenants and obligations shall expire on the same dates as and to the extent that the rights to indemnification with respect thereto under
Section 8 shall expire. Each of the parties hereby acknowledges and agrees that the representations and warranties by every other party expressly set forth herein constitute all of the representations and warranties made by such other party hereunder and no further representations and warranties are implied or may be inferred.

7.2	Employment Matters.

(a)	Transfer of Employees.  Substantially all
employees of the Business (including employees of the Business on sick leave and vacation) shall be offered employment by DRLP which offers shall be for wages or salaries which are reasonably similar to such employees' wages or salaries immediately prior to the Closing. All such persons who become employees of DRLP shall be referred to herein as "DRLP Employees." Except to the extent prohibited by an applicable collective bargaining agreement, effective as of the Closing, the DRLP Employees will be offered the opportunity to participate under the employee benefit plans, programs and policies established by DRLP to the extent provided for under the terms of such employee benefit plans, programs and policies. Except as may be otherwise required by an applicable collective bargaining agreement, the employee benefit plans and programs established by DRLP shall credit the DRLP Employees covered thereby with all service with ServiceMaster (or any predecessor or affiliated employers) to the extent such service recognized by ServiceMaster prior to the Closing for all purposes under such employee plans to the same extent as if such service were service with DRLP, and in the case of any group medical or dental insurance or other health care plan, DRLP Employees shall be covered under such plan without regard to any pre-existing condition restrictions, but only to the extent such condition did not also apply under ServiceMaster's health care plan, and with credit for payments made during the current plan year as to annual maximum out-of-pocket, co-payments and deductibles. Effective as of the Closing, the DRLP Employees shall cease to be covered under the Employee Programs (as defined in Section 2.14) maintained by ServiceMaster. DRLP shall indemnify and hold ServiceMaster harmless against any and all claims, losses, expenses, liabilities and other obligations, including legal fees, which arise out of or result from actions taken by DRLP on or after the Closing with respect to the terms and conditions of DRLP's employment of the DRLP Employees.

(b)	ServiceMaster will provide DRLP, in a timely
manner, any information with respect to any Employee's employment with and compensation from ServiceMaster or rights or benefits under any employee benefit plan of ServiceMaster which DRLP may reasonably request. ServiceMaster agrees to fully cooperate with DRLP in connection with any offer by DRLP or any affiliate of DRLP to hire after the Closing any person formerly employed by ServiceMaster in the operation of the Business and will not take any action, directly or indirectly, to prevent any such person from becoming employed by DRLP or any affiliate of DRLP from and after the Closing.

(c)	ServiceMaster acknowledges and agrees that DRLP
shall not acquire any rights or interest in, or assume or have any obligations or liabilities under, any employment contracts or agreements between ServiceMaster and Employees.

(d)	Except as described in Section 7.3(c),
ServiceMaster acknowledges and agrees that DRLP shall not acquire any rights or interests of ServiceMaster in, or assume or have any obligations or liabilities of ServiceMaster under, ServiceMaster's Employee Programs.

7.3	Employee Benefit Matters.

(a)	DRLP's Medical Plan.  Effective as of the
Closing, DRLP shall adopt and make available to those DRLP Employees (as defined in Section 7.2) who were covered by the medical and dental plans of ServiceMaster immediately prior to the Closing, a medical plan and dental plan (the "Interim Plans") which are substantially similar to the medical plan and dental plan maintained by ServiceMaster for such employees immediately prior to the Closing but with such modifications, if any, which the DRLP deems appropriate. DRLP shall make the Interim Plans available to the DRLP Employees through June 30, 1995 or such earlier date as may be determined by DRLP in its sole discretion (the "Transition Period"). During the Transition Period, ServiceMaster shall administer the Interim Plans on behalf of DRLP in accordance with their terms (provided the modifications made to the Interim Plan can be reasonably administered by ServiceMaster) using due care and diligence in doing so and in any event will exercise at least as much due care and diligence as ServiceMaster exercises in administering its own medical plan and dental plan. Upon the expiration of the Transition Period, DRLP shall provide such medical and/or dental coverage to the DRLP Employees as it deems proper. DRLP shall be responsible for, and shall pay, all costs related to the Interim Plans, including all actual cost of claims, fees owed to third party administrators, vendors for administrative services, and any stop-loss insurance, as required by law or under the terms of the plans, and the reasonable costs of ServiceMaster incurred with respect to its administration of the Interim Plans. Except as otherwise provided, the current elections made by the DRLP Employees prior to the Closing with respect to the medical and dental plan shall continue in effect and apply to the Interim Plans. DRLP agrees to enter into agreements with ServiceMaster, vendors and third party administrators to the extent necessary to provide all of the services related to the continued administration of the Interim Plans.

(b)	Defined Contribution Plan.  With respect to the
ServiceMaster defined contribution plans in which the DRLP Employees participate (the"Savings Plan"), except as otherwise provided, ServiceMaster agrees that it shall be solely responsible to DRLP Employees with respect to benefits accrued thereunder as of the Closing. ServiceMaster shall contribute to the Savings Plans, in accordance with the terms of said plans, all amounts attributable to Employees which are owed to or under the plans as of the Closing. DRLP Employees will be entitled to a distribution of their account balance in the Savings Plans in accordance with the terms of the plans.

(c)	Section 125 Plan.  As of the Closing,
ServiceMaster shall cause the credits and debits of the accounts of the DRLP Employees under its Section 125 Flexible Spending Account plan to be segregated into an identical separate Section 125 Plan to be maintained and continued by DRLP as of the Closing and the DRLP Employees shall cease participation in ServiceMaster's Section 125 Plan as of the Closing. The Section 125 Plan to be maintained by DRLP shall give full effect to, and continue in effect, salary reduction elections made under ServiceMaster's 125 plan. ServiceMaster will continue to administer the plan established by DRLP after the Closing through the Transition Period and DRLP hereby agrees to reimburse ServiceMaster for any and all reasonable expenses
related thereto.   During the Transition Period, ServiceMaster
shall administer DRLP's Section 125 Plan on behalf of DRLP in accordance with its terms using due care and diligence in doing so and in any event will exercise at least as much due care and diligence as ServiceMaster exercises in administering its own
Section 125 Plan.

(d)	DRLP will not be obligated on or after the
Closing to retain in effect or establish any medical plan, disability plan or other benefit program, plan, or arrangement presently or heretofore available to employees except as specifically provided in this Agreement or as required by federal or state law.

(e)	As soon as practicable after the Closing, DRLP
shall receive from the Seller such pertinent data or information as the DRLP may reasonably require to determine the DRLP Employees' service with ServiceMaster as of the Closing. DRLP and ServiceMaster agree to take all such actions as required to effectuate a smooth transition of coverage for DRLP Employees as of the Closing.

(f)	ServiceMaster shall retain the liability for
all other claims which are incurred under any other benefit plan maintained by ServiceMaster prior to the Closing and DRLP shall have no responsibility or liability for the payment of such benefits. More specifically, ServiceMaster shall retain liability for (i) all benefits of any kind for former or current employees of ServiceMaster and who are not DRLP Employees and their dependents, spouses and beneficiaries; (ii) incurred but unpaid life insurance claims; (iii) long term disability claims made prior to Closing and not yet paid; (iv) medical and dental claims incurred before the Closing and not yet reported or claims made and not yet paid; (v) medical coverage (to the extent provided) for individuals disabled as of the Closing who are not DRLP Employees; (vi) benefits to all individuals entitled to benefits required to be provided by the continuation health care coverage requirements of Section 4980B of the Code and Sections 601 through 607 of ERISA as of the Closing; and
(viii) continuation of benefit coverage for surviving spouses of employees (to the extent provided) who die prior to the Closing.
 DRLP shall be liable for all such claims incurred under any employee benefit plan maintained by it with respect to any DRLP Employee.

(g)	ServiceMaster and DRLP agree to share equally
in any severance obligation which becomes payable to any DRLP Employee on or before December 31, 1995 which is payable solely because of the person's employment with ServiceMaster and the person's terms and conditions of employment with ServiceMaster prior to the Closing.

7.4	Accounting, Payroll and Data Processing
Services.

(a)	Services To Be Provided.  For a period of
six months following the Closing (or until earlier discontinued by DRLP as provided below), ServiceMaster shall perform and provide to DRLP all of DRLP's requirements for accounting, payroll, data processing and related services consistent in all material respects with ServiceMaster's practices in the ordinary course of business as of the Closing Date with respect to the operation of the Business by DRLP after the date hereof (the "Services"). The Services shall be provided by ServiceMaster to DRLP in a manner consistent with, and to the same extent as, ServiceMaster's performance of such services with respect to the Business prior to the date of this Agreement, and shall meet the same levels of performance as were being achieved by ServiceMaster in its performance of such services prior to the date of this Agreement (or such higher level of performance of such services as ServiceMaster may achieve generally after the date hereof with respect to comparable businesses of ServiceMaster). However, ServiceMaster shall have no obligation hereunder to make available to DRLP in connection with the Services any addition, improvement, enhancement, upgrade or modification made by ServiceMaster after the date of this Agreement with respect to its payroll, accounting, data processing and related services and systems used in connection with comparable businesses of ServiceMaster. ServiceMaster agrees to perform the Services in a commercially reasonable manner, using due care and diligence in executing its obligations hereunder, and in any event will exercise at least as much care and diligence providing Services to DRLP as ServiceMaster exercises in providing such services with respect to comparable businesses of ServiceMaster. ServiceMaster will perform the Services for the benefit of and in furtherance of the interests of DRLP and will act as the agent of DRLP with respect to the aspects of the Business over which ServiceMaster will have control hereunder. ServiceMaster shall provide reasonable training and support to employees of DRLP sufficient to familiarize such employees with the Services.

(b)	Costs of Services.  DRLP shall pay
ServiceMaster for the performance of the Services, on the first day of each month in arrears for the previous month, the amount of $35,000 which shall be prorated for any partial months. DRLP may discontinue its agreement with ServiceMaster with respect to the Services at any time upon twenty-one (21) days notice to ServiceMaster. Additional costs that will be charged DRLP with respect to Dining Contracts are detailed in Schedule 7.4(b), provided that DRLP may terminate the services referred to therein upon notice to ServiceMaster.

(c)	Data Provided.  All data furnished by DRLP to
ServiceMaster in connection with ServiceMaster's performance of the Services, and all data derived therefrom, shall be and remain the property of DRLP. Such data shall not be used by ServiceMaster, and ServiceMaster shall not permit such data to be used by any third party, for any purpose other than performing Services on behalf of DRLP hereunder. All such data will be received by ServiceMaster in confidence and shall not be disclosed by ServiceMaster or any of its employees or agents to any third party without the prior written consent of DRLP. ServiceMaster shall allow DRLP reasonable access to ServiceMaster's facilities and to DRLP's data in the possession of ServiceMaster.

(d)	Discontinuation of Services.  Upon the
discontinuation of Services hereunder, ServiceMaster will reasonably assist DRLP with an orderly transfer to another data processing system operated by DRLP or a third party selected by DRLP, and will provide to DRLP copies of all of DRLP's data maintained by ServiceMaster hereunder in such form or format (including computer readable form or format if the same exists in such form) as DRLP may reasonably request, provided that DRLP shall reimburse ServiceMaster for the cost of preparing such copies if DRLP requests that such copies be prepared in a form or format that may not be prepared by ServiceMaster without incurring additional expense. Upon delivery by ServiceMaster to DRLP of all such copies requested by DRLP, ServiceMaster shall purge all of DRLP's data from ServiceMaster's computer systems and programs and destroy all copies thereof in the ServiceMaster's possession.

7.5	Design Business.  DRLP hereby agrees to provide
the services of the Design Business to ServiceMaster to support ServiceMaster's Healthcare Food Service and Long Term Care businesses on terms and conditions to be negotiated in good faith by the parties as soon as practicable after the Closing.

SECTION 8.  INDEMNIFICATION.

8.1	Indemnification by ServiceMaster.  Except as
expressly provided in Section 8.2, ServiceMaster agrees subsequent to the Closing to indemnify and hold DRLP and its subsidiaries and affiliates and persons serving as officers, directors, partners or employees thereof other than ServiceMaster (individually a "DRLP Indemnified Party" and collectively the "DRLP Indemnified Parties") harmless from and against any damages, liabilities, losses, taxes, fines, penalties, costs, and expenses (including, without limitation, reasonable fees and expenses of counsel) of any kind or nature whatsoever (whether or not arising out of third-party claims, in the case of clause (a) and, in all cases, including all amounts paid in investigation, defense or settlement of the foregoing pursuant to this Section 8) which may be sustained or suffered by any of them arising out of or based upon any of the following matters:

(a)	any breach of any representation, warranty or
covenant of ServiceMaster under this Agreement or by reason of any claim, action or proceeding asserted, instituted or arising out of any matter or thing constituting a breach of such representations, warranties or covenants provided that with respect to ServiceMaster's covenant to provide services under
Section 7.4 and with respect to the covenant to continue to operate any Unassigned Contract pursuant to Section 1.5(d) with respect to which ServiceMaster is the operator of the Dining Location relating to such Unassigned Contract, only grossly negligent or willful breaches will give rise to a claim for indemnification;

(b)	any claim made by a Client for which DRLP is
entitled to indemnification under the last sentence in Section
1.3(b).

(c)	any third party claim relating to the ownership
or operation of the Business or the Subject Assets prior to the Closing, including without limitation (i) any liability for Taxes arising from such ownership or operation, (ii) any breach or default by ServiceMaster of any obligation under any Permit, Contract, New Dining Contract or Open Bid relating to obligations to be performed by ServiceMaster prior to the Closing (other than as provided in Section 1.3(b) or as specifically set forth in 8.1(b) above), (iii) any harm or damage caused by any failure or defect relating to any product or service sold or provided by ServiceMaster prior to the Closing (other than as provided in Section 1.3(b)) and (iv) any liability arising out of the noncompliance by ServiceMaster with the provisions of the Bulk Sales Act, if applicable, in connection with the transactions contemplated hereby; or

(d)	third party claims relating to any failure by
ServiceMaster to perform and discharge any of the Retained
Obligations.

8.2	Limitations on Indemnification by ServiceMaster.
Notwithstanding the foregoing, the right of DRLP Indemnified
Parties to indemnification under Section 8.1 shall be subject to the following provisions:

(a)	No indemnification shall be payable pursuant to
Subsection 8.1 above to any DRLP Indemnified Party, unless the total of all claims for indemnification pursuant to Section 8.1(a) and (c) shall exceed $25,000 in the aggregate; provided, however, that the foregoing limitation shall not apply with respect to any breach of a covenant or agreement to pay money, assume liabilities or otherwise share in the payment of monetary liabilities, costs, expenses and the like, including, without limitation, the matters set forth in Sections 1.8 and Section 7 hereof.

(b)	In the event it shall turn out that any of the
Subject Assets shall be alleged or be found to be in violation of any law or other governmental requirement (including but not limited to any health or licensing law, any OSHA requirement, or any environmental requirement), then: (i) ServiceMaster and not DRLP shall be responsible for any fine or penalty imposed by reason of any violation of law by ServiceMaster during the period prior to the Closing Time, (ii) DRLP shall be responsible for any fine or penalty which shall be imposed for any violation by the Subject Assets or DRLP which occurred after the Closing Time and shall bear the cost of bringing the Subject Assets into compliance with the applicable legal requirements, (iii) the costs and expenses of defending against any such claim (including, without limitation, reasonable fees and expenses of counsel) shall be allocated between ServiceMaster and DRLP on the basis of the relative responsibility for fines and penalties and (iv) ServiceMaster shall not have any other obligation under
Section 8.1 by reason of such situation. For example, if it were found that the Subject Assets violated any governmental requirement, such violation lasted from ten days prior to the closing Time until DRLP put the assets in compliance five days after the Closing Time and if the government imposed a fine of $10 per day for each day of such violation, then ServiceMaster would be obligated to pay fines of $100, DRLP would be required to pay fines of $50, the defense costs would be allocated in the ratio of 2-to-1 between ServiceMaster and DRLP and DRLP would be required to bear the expense of bringing the assets into compliance with the applicable legal requirement.

(c)	No indemnification shall be payable to a DRLP
Indemnified Party with respect to claims asserted pursuant to
Section 8.1(a) or (b) after December 31, 1997 (the "Indemnification Cut-Off Date"); provided, however that DRLP's right to indemnification with respect to (i) claims asserted pursuant to Section 8.1(a) and relating to any breach of a representation, warranty or covenant with respect to ServiceMaster's organization, authority, title to any or all Subject Assets, or environmental matters or pursuant to Sections 8.1(c) shall continue without limitation as to time and (ii) any breach of a representation, warranty or covenant with respect to Taxes or Tax-related matters shall continue until six (6) months after the termination of the applicable statute of limitations relating to the subject matter covered by such provisions, it being understood and agreed that (x) DRLP shall not extend any applicable statute of limitations without ServiceMaster's consent and (y) if prior to the applicable date of expiration a specific state of facts shall have become known which is reasonably likely to constitute or give rise to any claim as to which an indemnity may be payable and a DRLP Indemnified Party shall have given notice of such facts to ServiceMaster prior to such date, then the right to indemnification with respect thereto shall remain in effect until such matter shall have been finally determined and disposed of and any indemnification due in respect thereof shall have been paid.

(d)	No indemnification shall be payable pursuant to
Section 8.1 above to any DRLP Indemnified Party after the cumulative amount of all indemnification payments exceeds an amount equal to $10,250,000 plus the DRLP Payoff Obligation following all post-closing adjustments pursuant to Section 1; provided, however, that ServiceMaster's maximum liability with respect to indemnification claims relating to a breach of the representations and warranties set forth in Section 2.16 shall be limited to $10,250,000.

8.3	Indemnification by DRLP.  DRLP agrees subsequent
to the Closing to indemnify and hold ServiceMaster and its subsidiaries and affiliates and persons serving as officers, directors or employees thereof (individually a "ServiceMaster Indemnified Party" and collectively the "ServiceMaster Indemnified Parties") harmless from and against any damages, liabilities, losses, taxes, fines, penalties, costs and expenses (including, without limitation, reasonable fees of counsel) of any kind or nature whatsoever (whether or not arising out of third-party claims, in the case of (a), and, in all cases, including all amounts paid in investigation, defense or settlement of the foregoing pursuant to this Section 8) which may be sustained or suffered by any of them arising out of or based upon any of the following matters:

(a)	a breach of any representation, warranty or
covenant made by DRLP in this Agreement or by reason of any claim, action or proceeding asserted, instituted or arising out of any matter or thing constituting such a breach;

(b)	third party claims relating to the ownership or
operation of the Business or the Subject Assets from and after the Closing, including without limitation (i) any liability for Taxes arising from such ownership or operation, (ii) any liability in respect of persons employed in the operation of the Business relating to periods of employment from and after the Closing, (iii) any breach or default of any obligation under any Contract, New Dining Contract or Open Bid relating to obligations to be performed from and after the Closing and (iv) any harm or damage caused by any failure or defect relating to any product or service sold or provided by DRLP from and after the Closing; or

(c)	third party claims relating to any failure by
DRLP to perform and discharge any of the Assumed Liabilities or its obligations under this Agreement.

8.4	Limitations on Indemnification by DRLP.
Notwithstanding the foregoing, the right of ServiceMaster
Indemnified Parties to indemnification under Section 8.3 shall be subject to the following provisions:

(a)	No indemnification pursuant to Section 8.3(a)
shall be payable to ServiceMaster Indemnified Parties, unless the total of all claims for indemnification pursuant to Section 8.3(a) shall exceed $25,000 in the aggregate; provided, however, that the foregoing limitation shall not apply with respect to any breach of a covenant or agreement to pay money, assume liabilities or otherwise share in the payment of monetary liabilities, costs, expenses and the like including, without limitation, the matters set forth in Sections 1.8 and Section 7 hereof.

(b)	No indemnification shall be payable to
ServiceMaster Indemnified Parties with respect to claims asserted pursuant to Section 8.3(a) above after the Indemnification Cut-Off Date; provided, however, that ServiceMaster's right to indemnification with respect to claims asserted pursuant to Section 8.3(a) and relating to any breach of a representation, warranty or covenant with respect to DRLP's organization or authority or pursuant to Sections 8.3(b) or (c) shall continue without limitation as to time.

8.5	Notice; Defense of Claims.  Promptly after
receipt by an indemnified party of notice of any claim, liability or expense to which the indemnification obligations hereunder would apply, the indemnified party shall give notice thereof in writing to the indemnifying party, but the omission to so notify the indemnifying party promptly will not relieve the indemnifying party from any liability except to the extent that the indemnifying party shall have been prejudiced as a result of the failure or delay in giving such notice. Such notice shall state the information then available regarding the amount and nature of such claim, liability or expense and shall specify the provision or provisions of this Agreement under which the liability or obligation is asserted. If within 20 days after receiving such notice the indemnifying party gives written notice to the indemnified party stating that it disputes and intends to defend against such claim, liability or expense at its own cost and expense, then counsel for the defense shall be selected by the indemnifying party (subject to the consent of the indemnified party which consent shall not be unreasonably withheld) and the indemnified party shall make no payment on such claim, liability or expense as long as the indemnifying party is conducting a good faith and diligent defense. The indemnifying party shall not have the right to settle any claim without the consent of the indemnified party unless such settlement is on reasonable terms, the indemnifying party shall pay the full cost of such settlement and such settlement shall include a full release of the indemnified party. The parties hereby acknowledge and agree that the assumption of such defense does not constitute an admission of liability with respect to any claim or an agreement to indemnify the other party upon resolution of such claim. Notwithstanding anything herein stated, the indemnified party shall at all times have the right to fully participate in such defense at its own expense directly or through counsel. If no such notice of intent to dispute and defend is given by the indemnifying party, or if such diligent good faith defense is not being or ceases to be conducted, the indemnified party shall, at the expense of the indemnifying party, undertake the defense of such claim, liability or expense (with counsel selected by the indemnified party), and shall have the right to compromise or settle the same (exercising reasonable business judgment). If such claim, liability or expense is one that by its nature cannot be defended solely by the indemnifying party, then the indemnified party shall make available all information and assistance that the indemnifying party may reasonably request and shall cooperate with the indemnifying party in such defense.

SECTION 9  DEFINITIONS.

As used in this Agreement, unless the context otherwise explicitly requires, the following terms shall have the meanings set forth below:

"Acceleration Date" shall have the meaning given to such term in Section 1.8(l).

"Accounting Requirements" shall have the meaning given to such term in Section 1.8(b) hereof.

"Accounts Receivable" shall have the meaning given to such term in Section 1.1(e) of this Agreement.

"Accrual Initiation Time" shall have the meaning given to that term in Section 10.14(a) of this Agreement.

"Accrued Budget Guarantees" shall have the meaning given to such term in Section 1.8(b) of this Agreement.

"Adjustment Amount" shall have the meaning given to such term in Section 1.8(c) of this Agreement.

"Adjustment List" shall have the meaning given to such term in Section 1.8(c) of this Agreement.

"Affiliate" shall have the meaning given to such term in Section 2.14(f)(iii) of this Agreement.

"Agreed Adjustment" shall have the meaning given to such term in Section 1.8(e) of this Agreement.

"Agreement" shall have the meaning given to such term in the preamble to this Agreement.

"Assignment and Assumption Agreement" shall have the meaning given to such term in Section 3.6 of this Agreement.

"Assumed Liabilities" shall have the meaning given to such term in Section 1.3(a) of this Agreement.

"Assumed Regulatory Liabilities" shall have the meaning given to such term in Section 1.3(a) of this Agreement.

"Books and Records" shall have the meaning given to such term in Section 1.1(i) of this Agreement.

"Business" shall have the meaning given to such term in the recitals to this Agreement.

"Clients" shall have the meaning given to such term in Section 1.5(a) of this Agreement.

"Closing" shall have the meaning given to such term in Section 1.7(a) of this Agreement.

"Closing Date" shall have the meaning given to such term in Section 1.7(a) of this Agreement.

"Closing Time" shall have the meaning given to such term in Section 1.8(a) of this Agreement.

"Code" shall have the meaning given to such term in
Section 1.10 of this Agreement.

"Consent" shall have the meaning given to such term in Section 1.5(a) of this Agreement.

"Consideration" shall have the meaning given to such term in Section 1.4(a) of this Agreement.

"Contracts" shall have the meaning given to such term in Section 1.3(a)(v) of this Agreement.

"Contribution" shall mean (x) with respect to any food service contract that is a so-called "profit and loss" contract, the difference between total revenues and direct operating costs (excluding general and administrative fees), in each case determined in accordance with GAAP and (y) with respect to any food service contract that is a so-called "management fee" contract, the sum of management fees and support fees, minus any costs incurred in connection with any guaranteed budgeted subsidy, in each case determined in accordance with GAAP.

"Current Dining Contracts" shall have the meaning given to such term in Section 1.1(d) of this Agreement.

"Customer Deposits" shall have the meaning given to such term in Section 1.8(b) of this Agreement.

"Customer-Owned Inventory" shall have the meaning given to such term in Section 1.1(b) of this Agreement.

"Daka" shall have the meaning given to such term in
Section 1.7(c) of this Agreement.

"DAKA International" shall have the meaning given to such term in Section 1.7(c) of this Agreement.

"Defaulting Party" shall have the meaning given to such term in Section 10.14(b) of this Agreement.

"Deferred Revenue" shall have the meaning given to such term in Section 1.8(b).

"Design Business" shall have the meaning given to such term in the recitals to this Agreement.

"Design Inventory" shall have the meaning given to such term in Section 1.1(b) of this Agreement.

"Dining Contracts" shall have the meaning given to such term in Section 1.1(d) of this Agreement.

"Dining Inventory" shall have the meaning given to such term in Section 1.1(b) of this Agreement.

"Dining Location" shall have the meaning given to such term in Section 1.1 of this Agreement.

"Dining Services Business" shall have the meaning given to such term in the preamble to this Agreement.

"Disagreement" shall have the meaning given to such term in Section 1.8(e) of this Agreement.

"DRLP" shall have the meaning given to such term in the preamble to this Agreement.

"DRLP Employee" shall have the meaning given to such term in Section 7.2(a) of this Agreement.

"DRLP Indemnified Parties" shall have the meaning given to such term in Section 8.1 of this Agreement.

"DRLP Payoff Obligation" shall have the meaning given to such term in Section 1.8(h) of this Agreement.

"Employees" shall have the meaning given to such term in Section 8.2(a) of this Agreement.

"Employee Program" shall have the meaning given to such term in Section 2.14(f)(i) of this Agreement.

"ERISA" shall have the meaning given to such term in
Section 2.18(c) of this Agreement.

"Excluded Assets" shall have the meaning given to such term in Section 1.2 of this Agreement.

"GAAP" shall mean generally accepted accounting principles.

"General Partner" means Daka, Inc., a Massachusetts corporation and the general partner of the DRLP.

"Imposed Adjustment" shall have the meaning given to such term in Section 1.8(f) of this Agreement.

"Indemnification Cut-Off Date" shall have the meaning given to such term in Section 8.2(c) of this Agreement.

"Intellectual Property" shall mean copyrights, trade secrets, trade names, trademarks, service marks, symbols, logos, computer software or other proprietary rights owned by or licensed to ServiceMaster and primarily used in the conduct of the Business.

"Interim Plan" shall have the meaning given to such term in Section 7.2(a) of this Agreement.

"Inventory" shall have the meaning given to such term in Section 1.1(b) of this Agreement.

"IRS" shall have the meaning given to such term in
Section 2.14(b) of this Agreement.

"Knowledge," "Knowledge of ServiceMaster,"
"ServiceMaster's Knowledge" or any similar phrase shall mean the conscious knowledge of the following ServiceMaster personnel at the Closing Time: Brian D. Oxley, President and Chief Operating Officer, Pat Asp, Vice President - Purchasing and Development, Richard D. Abele, Vice President - Customer Services Development, Alan Sutherland, Senior Vice President - Finance, Susan Krause, Vice President and General Counsel - Management Services, Andrew Bratzel, Vice President and Legal Counsel, Sandie Schaus, Vice President and Controller, Robert Barker, Vice President - Procurement, Timothy Young, Director of Accounting, and any and all other legal, accounting or corporate staff of ServiceMaster who have from time to time been assigned to work on substantive matters relating to the Business. For the purposes of this definition, any information received in writing by any party named or otherwise identified in the preceding sentence shall be deemed to be consciously known by such party.

"Late Imposed Adjustment" shall have the meaning given to such term in Section 1.8(k) of this Agreement.

"Late Payment" shall have the meaning given to such term in Section 1.6 of this Agreement.

"Leases" shall have the meaning given to such term in Section 1.1(f) of this Agreement.

"Liens" shall have the meaning given to such term in
Section 2.4(c) of this Agreement.

"Maintains" shall have the meaning given to such term in Section 2.14(f)(ii) of this Agreement.

"Managed Volume" shall mean the total revenues, determined in accordance with GAAP, from any and all contracts, arrangements or other agreements relating to any activity of the Business (for those accounts operated on a management fee basis, the amount of total revenues shall be calculated as if such account had been operated on a profit and loss basis), plus any subsidy paid to the contract food service provider or payable by any party under any such contract, arrangement or agreement.

"Managers" shall have the meaning given to such term in Section 1.5(b) of this Agreement.

"Manufacturing Assets" shall have the meaning given to such term in Section 3.3 of this Agreement.

"Manufacturing Business" shall have meaning given to such term in the recitals to the Agreement.

"Material Adverse Effect" shall mean a material adverse effect on the business, operations, results of operations, assets, properties, condition (financial or other) or prospects of the Business.

"Miscellaneous Assets" shall have the meaning given to such term in Section 1.1(k) of this Agreement.

"Multiemployer Plan" shall have the meaning given to such term in Section 2.14(f)(iv) of this Agreement.

"New Dining Contracts" shall have the meaning given to such term in Section 1.1(d) of this Agreement.

"Other Party"shall have the meaning given to such term in Section 10.14(b) of this Agreement.

"Open Bids" shall have the meaning given to such term in Section 1.1(d) of this Agreement.

"Operating Cash"shall have the meaning given to such term in Section 1.1(j) of this Agreement.

"Option" shall have the meaning given to such term in Section 3.3 of this Agreement.

"Other Contracts" shall have the meaning given to such term in Section 1.1(g) of this Agreement.

"Owned Tangible Personal Property" shall have the meaning given to such term in Section 2.4(c) of this Agreement.

"Payoff Amount" shall have the meaning given to such term in Section 1.8(g) of this Agreement.

"Permits" shall have the meaning given to such term in Section 1.1(h) of this Agreement.

"Prepaid Expenses" shall have the meaning given to such term in Section 1.8(b) of this Agreement.

"Price Waterhouse" shall have the meaning given to such term in Section 1.8(f) of this Agreement.

"Prime Rate" shall mean that interest rate reported in the Wall Street Journal (Eastern Edition) as the "Prime Rate" in its guide to money rates and described as the base rate on corporate loans at large U.S. money center commercial banks on the relevant date.

"Proposed Adjustments" shall have the meaning given to such term in Section 1.8(d) of this Agreement.

"Proprietary Inventory"shall have the meaning given to such term in Section 1.1(b) of this Agreement.

"Purchase Price" shall have the meaning given to such term in Section 1.4(a) of this Agreement.

"Required Investment" as applied to any Current or New Dining Contract shall mean (except as otherwise indicated in the remainder of this paragraph) the amount ServiceMaster is required to spend under provisions in that Contract which require ServiceMaster to provide specified improvements or renovations for a Client or to make other payments to or for the benefit of the Client. Required Investments do not include: rents, commissions; capital improvements not specifically identified and required in a Current Dining Contract (such as fixed asset purchases during the term of the Contract); contributions or cash donations required by the Contract (such as contributions to the client's general improvement fund or president's fund); and other kind of payment which under ServiceMaster's regular accounting practices were expenses over a period of one year or less; or any payment or obligation of any kind arising under any Contract or obligation which is not a Current Dining Contract.

"Retained Notes Receivable" shall have the meaning given to such term in Section 1.2(a) of this Agreement.

"Retained Obligations" shall have the meaning given to such term in Section 1.3(c) of this Agreement.

"Savings Plan" shall have the meaning given to such term in Section 7.3(b) of this Agreement.

"Security Deposit" shall have the meaning given to such term in Section 5.3 of this Agreement.

"ServiceMaster" shall have the meaning given to such term in the preamble to this Agreement.

"ServiceMaster's Determinations" shall have the meaning given to that term in Section 1.8(c) of this Agreement.

"ServiceMaster Indemnification Parties" shall have the meaning given to such term in Section 8.3 of this Agreement.

"Services" shall have the meaning given to such term in Section 7.3(a) of this Agreement.

"Site" shall mean any Dining Location or any location owned, leased or operated in connection with the Design
Business or any other location, site or facility owned, leased or operated primarily for use in connection with the Business.

"Subject Assets" shall have the meaning given to such term in Section 1.1 of this Agreement.

"Subject Employee Programs" shall have the meaning given to such term in Section 2.14(a) of this Agreement.

"Tangible Personal Property" shall have the meaning given to such term in Section 1.1(a) of this Agreement.

"Taxes" shall mean all federal, state, local, foreign, and other taxes, including, without limitation, income taxes, estimated taxes, alternative minimum taxes, excise taxes, sales taxes, use taxes, value-added taxes, gross receipts taxes, franchise taxes, capital stock taxes, employment and payroll-related taxes, withholding taxes, stamp taxes, transfer taxes, windfall profit taxes, environmental taxes and property taxes, whether or not measured in whole or in part by net income, and all deficiencies, or other additions to tax, interest, fines and penalties owed in connection with any of the foregoing.

"Tax Purchase Price" shall have the meaning given to such term in Section 1.10 of this Agreement.

"Tax Taxable Purchase Price" shall have the meaning given to such term in Section 1.10 of this Agreement.

"Transferred Intellectual Property" shall have the meaning given to such term in Section 1.1(c) of this Agreement.

"Transition Period" shall have the meaning given to such term in Section 7.2(a) of this Agreement.

"Unassigned Contracts" shall have the meaning given to such term in Section 1.5(c) of this Agreement.

"Uncollected Accounts" shall have the meaning given to such term in Section 1.6 of this Agreement.

"Unfunded Investments" means that amount of all Required Investments which are required by the terms of the Current Dining Contracts and New Dining Contracts as constituted immediately prior to the Closing to be made after the Closing Date and which DRLP shall make. In the event there shall be any reasonable doubt about the scope of any capital improvement or other Required Investment, DRLP shall consult ServiceMaster prior to making such improvement or other investment, and in no event shall any payment or investment which DRLP shall make be deemed an Unfunded Investment unless it is required under a Current Dining Contract and New Dining Contracts as constituted immediately prior to the Closing.

"Unpaid Balance Components" shall have the meaning given to such term in Section 1.8(b) of this Agreement.

SECTION 10.  MISCELLANEOUS.

10.1	Bulk Sales Law.  DRLP waives compliance by
ServiceMaster with the provisions of any applicable bulk sales, fraudulent conveyance or other law for the protection of creditors in connection with the transfer of the Subject Assets under this Agreement.

10.2	Fees and Expenses.  Each of the parties will
bear its own expenses in connection with the negotiation and the consummation of the transactions contemplated by this Agreement, and no expenses of ServiceMaster relating in any way to the purchase and sale of the Subject Assets hereunder and the transactions contemplated hereby, including without limitation legal, accounting or other professional expenses of ServiceMaster, shall be charged to or paid by DRLP. The costs, fees and expenses of the DRLP shall be borne by Daka or DAKA International.

10.3	DAKA International Guaranty.

(a)	DAKA International hereby unconditionally,
irrevocably and absolutely guarantees payment in full on August 7, 1995 of the DRLP Payoff Obligation. DAKA International shall be primarily and directly liable for the DRLP Payoff Obligation and shall be obligated to pay the DRLP Payoff Obligation immediately upon demand on August 7, 1995 regardless of whether ServiceMaster shall have made any attempt to obtain payment of any of the DRLP Payoff Obligation from DRLP.

(b)	DAKA International shall be absolutely and
unconditionally obligated to pay the DRLP Payoff Obligation and all interest and other amounts due under Section 10.3(c) in immediately available funds in full on August 7, 1995 in the full amount calculated as prescribed in Section 1.8 and shall not be entitled to setoff any claim of any kind which DRLP or DAKA International may have against anyone whether arising under or by reason of this Agreement or for any other reason of any kind. Without limiting by implication the generality of the forgoing, DAKA International shall be obligated to pay ServiceMaster on August 7, 1995, the full amount of the DRLP Payoff Obligation regardless of any default by ServiceMaster under this Agreement, any failure by ServiceMaster to pay any amount owed under this Agreement (including but not limited to any amount owed under Section 1.6, Section 1.8(i) or Section 1.8(k)), any failure by ServiceMaster to provide any reimbursement or indemnification payment to which DAKA International or DRLP shall be entitled, any disagreement by the parties as to any amount owed under this Agreement or any other wrongful action by ServiceMaster or any of its affiliates or anyone else of any kind whatsoever. In the event that ServiceMaster shall not for any reason receive on August 7, 1995 full payment of the entire DRLP Payoff Obligation, then in any proceeding instituted by ServiceMaster, no defense by DAKA International, or DRLP to its obligation to pay the DRLP Payoff Obligation whether by counterclaim, affirmative defense or new matter shall be interposed or shall be of any force or effect, said defenses being waived for purposes of such proceeding. ServiceMaster shall have the right to institute suit for collection of the DRLP Payoff Obligation in any court and shall not be required to institute any arbitration proceedings to obtain payment of the DRLP Payoff Obligation. The foregoing notwithstanding, this Section 10.3(b) shall not constitute or be deemed to be a waiver of any rights of DAKA International under this Agreement in any proceeding in which the payment of the DRLP Payoff Obligation or DAKA International's obligation to pay it in full is not at issue.

(c)	In the event DAKA International for any reason
fails to pay the DRLP Payoff Obligation on August 7, 1995, then
(i) interest shall begin to accrue from August 7, 1995 on the DRLP Payoff Obligation remaining from time to time unpaid at a rate equal to the lower of (A) a rate 400 basis points in excess of the Prime Rate or (B) the highest rate of interest allowed by applicable law and (ii) DAKA International shall be solely liable for the payment of all interest so accrued and for payment of all costs prescribed by Section 10.13(b) including all reasonable attorneys' fees ServiceMaster shall incur to enforce such payment of the DRLP Payoff Obligation against DRLP or DAKA International and such accrued interest. Under no circumstances whatsoever shall DRLP have any reimbursement obligation or liability to Daka International with respect to such accrued interest or payment of the costs prescribed by Section 10.13(b). All accrued interest shall compound monthly as of the end of each calendar month. Accrued interest shall be due for immediate payment. Interest shall begin to accrue (i) on the DRLP Payoff Obligation on August 7, 1995 at the rate prescribed by this paragraph and (ii) in the event any Late Imposed Adjustment shall become payable by DRLP under
Section 1.8(k), then interest shall accrue under this Section 10.3 from August 7, 1995 on the amount of such adjustment and such interest shall be payable by Daka International at the time such adjustment shall be made.

(d)	DAKA International shall remain obligated
hereunder notwithstanding that, without any reservation of rights against DAKA International, and without notice to or further assent by DAKA International, any demand for payment of any of the DRLP Payoff Obligation made by ServiceMaster may be rescinded, and any of the DRLP Payoff Obligation continued, and the DRLP Payoff Obligation, or the liability of any other party upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by ServiceMaster, and this Agreement, and any other agreements or documents executed and delivered in connection herewith may be amended, modified, supplemented or terminated, in whole or in part, as ServiceMaster may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by ServiceMaster for the payment of the DRLP Payoff Obligation may be sold, exchanged, waived, surrendered or released. ServiceMaster shall not have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the DRLP Payoff Obligation or for DAKA International's obligations under this Section 10.3 or any property subject thereto.

(e)	DAKA International waives any and all notice of
the creation, renewal, extension or accrual of any component of the DRLP Payoff Obligation or any action under Section 1.8 and notice of or proof of reliance by ServiceMaster upon this
Section 10.3 or acceptance of this Section 10.3; the DRLP Payoff Obligation shall conclusively be deemed to have been created, contracted or incurred in reliance upon this
Section 10.3; and all dealings between DRLP or DAKA International, on the one hand, and ServiceMaster, on the other, shall likewise be conclusively presumed to have been had or consummated in reliance upon this Section 10.3. DAKA International waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon DRLP or DAKA International with respect to the DRLP Payoff Obligation. DAKA International's obligations under this Section 10.3 shall be construed as a continuing, absolute and unconditional guarantee of payment with regard to pay the DRLP Payoff Obligation and shall not be diminished or impaired by (i) any defense, set-off or counterclaim (other than a defense of payment) which may at any time be available to or be asserted by DRLP or DAKA International against ServiceMaster, or (ii) any other circumstance whatsoever (with or without notice to or knowledge of DRLP or DAKA International) which constitutes, or might be construed to constitute, an equitable or legal discharge of DRLP from the DRLP Payoff Obligation, or of DAKA International under this Section 10.3, in bankruptcy or in any other instance. ServiceMaster may, but shall be under no obligation to, pursue such rights and remedies as it may have against DRLP or any other person or against any collateral security or guarantee for the DRLP Payoff Obligation or any right of offset with respect thereto, and any failure by ServiceMaster to pursue such other rights or remedies or to collect any payments from DRLP or any such other person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of DRLP or any such other person or of any such collateral security, guarantee or right of offset, shall not relieve DAKA International of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of ServiceMaster against DAKA International.

(f)	This Section 10.3 shall continue to be
effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the DRLP Payoff Obligation is rescinded or must otherwise be restored or returned by ServiceMaster upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of DRLP or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, DRLP or any substantial part of its property, or otherwise, all as though such payments had not been made.

(g)	All payments made by DAKA International under
this Section 10.3 shall be made free and clear of, and without deduction or withholding for or account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any governmental authority.

(h)	Any provision of this Section 10.3 which is
prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

(i)	ServiceMaster shall not by any act (except by a
written instrument pursuant to Section 10.5 hereof), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any default or in any breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising, on the part of ServiceMaster, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by ServiceMaster of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which ServiceMaster would otherwise have on any future occasion. The rights and remedies provided in this Section 10.3 are cumulative, may be exercised singly or concurrently and are not exclusive of any rights or remedies provided by law.

(j)	For the purposes of this Section 10.3 only,
DAKA International hereby consents to personal jurisdiction, service of process and venue in the federal and state courts of Illinois in which any claim under this Section 10.3 is brought by ServiceMaster.

(k)	In the event that the Acceleration Date shall
occur before August 7, 1995 under the provisions of Section
1.8(l), then that date prior to August 7, 1995 shall be substituted for August 7, 1995 in each provision of this Section
10.3 and the payments owed by DAKA International under this
Section 10.3 shall be due in full on that earlier date.


10.4	Governing Law.  This Agreement shall be
construed under and governed by the internal laws of the Commonwealth of Massachusetts without regard to its conflict of laws provisions.

10.5	Notices.  Any notice, request, demand or
other communication required or permitted hereunder shall be in writing and shall be deemed to have been given if sent by registered or certified mail, upon the sooner of the date on which receipt is acknowledged or the expiration of three days after deposit in United States post office facilities properly addressed with postage prepaid or if sent by overnight courier for next day delivery properly addressed with postage prepaid, on the day after deposit with such courier. All notices to a party will be sent to the addresses set forth below or to such other address or person as such party may designate by notice to each other party hereunder:

To DRLP:         	            Daka, Inc.
                              One Corporate Place
                              55 Ferncroft Road
                              Danvers, MA  01923
                       Attn:  Charles Redepenning,
                              Senior Vice President
                              and General Counsel
            Facsimile No.:   (508) 774-8765



With a copy to:              	Goodwin, Procter & Hoar
                              Exchange Place
                              Boston, MA  02109
                       Attn:  Ettore Santucci, P.C.
             Facsimile No.:  (617) 523-1231


To ServiceMaster:	            ServiceMaster Management Services L.P.
                              One ServiceMaster Way
                              Downers Grove, IL 60515
                      Attn.:  Brian D. Oxley
             Facsimile No.:  (708) 271-5797



With a copy to:	              Kirkland & Ellis
                              200 East Randolph Drive
                              Chicago, IL 60601
                       Attn:  Robert H. Kinderman, Esq.
             Facsimile No.:  (312) 861-2200

Any notice given hereunder may be given on behalf of any party by his counsel or other authorized representatives.

10.6	Entire Agreement.  This Agreement, including
the Schedules and Exhibits referred to herein and the other writings specifically identified herein or contemplated hereby, is complete, reflects the entire agreement of the parties with respect to its subject matter, and supersedes all previous written or oral negotiations, commitments and writings; no promises, representations, understandings, warranties and agreements have been made by any of the parties hereto except as referred to herein or in such Schedules and Exhibits or in such other writings, and all inducements to the making of this Agreement relied upon by either party hereto have been expressed herein or in such Schedules or Exhibits or in such other writings. Every page of this Agreement in the form delivered by Daka to ServiceMaster has been initialed by Michael A. Woodhouse, Senior Vice President and Chief Financial Officer of Daka. Every page of this Agreement in the form delivered by ServiceMaster to Daka has been initialed by Alan D. Sutherland, Senior Vice President and Chief Financial Officer of ServiceMaster.

10.7	Assignability; Binding Effect.  This Agreement
shall only be assignable by DRLP to a corporation or partnership controlling, controlled by or under common control with DRLP upon written notice to ServiceMaster; provided, however, that no such assignment shall release DRLP from its obligations or liabilities hereunder. This Agreement may not be assigned by ServiceMaster without the prior written consent of DRLP. This Agreement shall be binding upon and enforceable by, and shall inure to the benefit of, the parties hereto and their respective successors, and permitted assigns.

10.8	Captions and Gender.  The captions in this
Agreement are for convenience only and shall not affect the construction or interpretation of any term or provision hereof. The use in this Agreement of the masculine pronoun in reference to a party hereto shall be deemed to include the feminine or neuter pronoun, as the context may require.

10.9	Execution in Counterparts.  For the convenience
of the parties and to facilitate execution, this Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document.

10.10	Amendments.  This Agreement may not be amended
or modified, nor may compliance with any condition or covenant set forth herein be waived, except by a writing duly and validly executed by each party hereto, or in the case of a waiver, the party waiving compliance.

10.11	Arbitration.  Except as provided in Section
1.8 and Section 10.3 of this Agreement, the parties agree that any dispute arising out of or relating to this Agreement or the breach, termination or validity hereof shall be finally settled by arbitration conducted expeditiously in accordance with Arbitration Rules and Procedures of J.A.M.S./ENDISPUTE as in effect from time to time, which arbitration proceeding shall be conducted in Boston, Massachusetts. Judgment upon the award entered by arbitrators may be entered by any court having jurisdiction thereof. Each party shall bear its own expenses with respect to such proceeding.

10.12	Specific Performance.  ServiceMaster
acknowledges that the Business is of a special, unique, and extraordinary character, and that any breach of this Agreement by ServiceMaster could not be compensated for by damages. Accordingly, if ServiceMaster shall breach its obligations under this Agreement, DRLP shall be entitled, in addition to any other remedies that it may have, to enforcement of this Agreement by a decree of specific performance or injunctive relief requiring ServiceMaster to fulfill its obligations under this Agreement.

10.13	Compensation for Late Payment or
Performance.

(a)	Interest.  In the event any amount owed
under this Agreement, other than the DRLP Payoff Obligation, shall not be paid when due, interest shall accrue on the amount owed from the time it shall become due until it shall be paid at the lower of (i) a rate 400 basis points in excess of the Prime
Rate or (ii) the highest rate of interest allowed by applicable law. All accrued interest shall compound monthly as of the end of each calendar month. The person which shall owe any past due amount under this Agreement, other than the DRLP Payoff
Obligation, shall also be obligated to pay all interest which shall accrue on such amount under the terms of this Section
10.13. Accrued interest shall be due for immediate payment. In the event that the amount of any obligation owed under any provision in this Agreement shall be in dispute or for any other reason not be determined as of the time payment of such amount would otherwise be due under this Agreement, then (i) interest shall begin to accrue under this paragraph from the earliest time (the "Accrual Initiation Time") payment of such obligation would have been due if the amount thereof had been known and agreed at the time this Agreement was originally executed and such payment shall be deemed for purposes of this paragraph to have become "due" at the Accrual Initiation Time and (ii) the party owing such obligation shall be obligated to pay each portion of such obligation at the earliest time at or after the Accrual Initiation Time at which the amount of such portion shall be known and not subject to dispute (and such portion shall always include the minimum amount the parties agree to be owed), and (iii) interest accrued on any particular portion of the obligation shall become due for payment when such portion shall become payable under clause (ii). Without limiting by implication the generality of the preceding provision, in the event any Late Imposed Adjustment shall become payable by ServiceMaster under
Section 1.8(k), then interest shall accrue under this Section
10.13 from August 7, 1995 on the amount of such adjustment and shall be payable by ServiceMaster at the time such adjustment shall be made.

(b)	Collection Costs.  In the event any party shall
fail to pay any amount owed under this Agreement, including the DRLP Payoff Obligation, or to perform any other obligation owed by such party (the "Defaulting Party") under this Agreement, the party to whom such amount or obligation shall be owed (the "Other Party") shall be entitled to collect from the Defaulting Party all expenses (including reasonable attorneys' fees) which the Other Party shall reasonably incur to obtain advice as to what to do about such failure and to evaluate courses of action, collect such amount, enforce such obligation or obtain compensation due the Other Party by reason of the Defaulting Party's failure to pay such amount or perform such obligations when due.

10.14	Severability.  In case any one or more of the
provisions of this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement, and a suitable and equitable provision shall be substituted for the invalid, illegal or unenforceable provision in order to carry out, so far as may be valid, legal or enforceable, the intent and purpose of such provision.

10.15	No Third-Party Beneficiaries.  This
Agreement is intended solely for the benefit of the parties hereto. Neither this Agreement or any of the relationships or transactions contemplated hereby shall be deemed to create or enlarge any rights in any parties not a party hereto, under any theory of third-party beneficiary or otherwise.

                         *		*		*		*		*

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed as of the date set forth above by their duly authorized representatives.


                           DAKA RESTAURANTS, L.P.

                           By:	 DAKA, INC.
                           Its:	General Partner


                           By:
                               ----------------------------
                           Name:
                           Title:



                           SERVICEMASTER MANAGEMENT SERVICES L.P.

                           By:	SERVICEMASTER MANAGEMENT	CORPORATION
                           Its:  	Managing General Partner


                           By:
                               -----------------------------
                           Name:
                           Title:



                           With respect only to Sections 6 and 10.3 hereof:

                           DAKA INTERNATIONAL, INC.

                          	By:______________________________

                           Name:
                           Title: